    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 1997

                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                               AHL SERVICES, INC.
               (Exact Name of Registrant as Specified in Charter)

               GEORGIA                                 7389                               58-2277249
   (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
    Incorporation or Organization)         Classification Code Number)              Identification Number)

                            3353 PEACHTREE ROAD, NE
                            SUITE 1120, NORTH TOWER
                             ATLANTA, GEORGIA 30326
                                 (404)267-2222
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           FRANK A. ARGENBRIGHT, JR.
                    CHAIRMAN AND CO-CHIEF EXECUTIVE OFFICER
                               AHL SERVICES, INC.
                            3353 PEACHTREE ROAD, NE
                            SUITE 1120, NORTH TOWER
                             ATLANTA, GEORGIA 30326
                                 (404)267-2222
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------
                                   COPIES TO:

                 JEFFREY M. STEIN, ESQ.                              RICHARD C. TILGHMAN, JR., ESQ.
                    KING & SPALDING                                      PIPER & MARBURY L.L.P.
                  191 PEACHTREE STREET                                  36 SOUTH CHARLES STREET
                 ATLANTA, GEORGIA 30303                                BALTIMORE, MARYLAND 21201
                     (404) 572-4600                                          (410) 539-2530

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [ ]   ________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [ ]   ________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                                           PROPOSED
                                                                           PROPOSED         MAXIMUM
                                                                            MAXIMUM        AGGREGATE       AMOUNT OF
                                                         AMOUNT TO BE   OFFERING PRICE     OFFERING      REGISTRATION
     TITLE OF CLASS OF SECURITIES TO BE REGISTERED       REGISTERED(1)     PER UNIT        PRICE(2)           FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.................    2,587,500        $14.50        $37,518,750       $11,370
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Includes 337,500 shares which the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a).

                               ------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               AHL SERVICES, INC.

               CROSS-REFERENCE SHEET SHOWING THE LOCATION IN THE
                    PROSPECTUS OF CERTAIN ITEMS OF FORM S-1

                    ITEM NO.                                LOCATION IN PROSPECTUS
------------------------------------------------  -------------------------------------------
1.   Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus...  Outside Front Cover Page
2.   Inside Front and Outside Back Cover Pages
       of Prospectus............................  Inside Front Cover Page; Outside Back Cover
                                                    Page; Available Information
3.   Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors
4.   Use of Proceeds............................  Prospectus Summary; Use of Proceeds
5.   Determination of Offering Price............  Outside Front Cover Page; Underwriting
6.   Dilution...................................  Dilution
7.   Selling Security Holders...................  Principal and Selling Shareholders
8.   Plan of Distribution.......................  Outside Front Cover Page; Underwriting
9.   Description of Securities to be
       Registered...............................  Outside Front Cover Page; Dividend Policy;
                                                    Capitalization; Prospectus Summary;
                                                    Description of Capital Stock; Shares
                                                    Eligible for Future Sale
10.  Interests of Named Experts and Counsel.....  Legal Matters; Experts
11.  Information with Respect to the
       Registrant...............................  Outside Front Cover Page; Prospectus
                                                    Summary; Risk Factors; Use of Proceeds;
                                                    Dividend Policy; Capitalization; Selected
                                                    Financial and Operating Data;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Management;
                                                    Principal and Selling Shareholders;
                                                    Certain Transactions; Description of
                                                    Capital Stock; Shares Eligible for Future
                                                    Sale; Financial Statements
12.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................                       *

---------------

* Item is omitted because response is negative or item is inapplicable.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION
                                                                JANUARY 24, 1997

    AHL
  SERVICES
    INC.
   (LOGO)
                                2,250,000 SHARES

                               AHL SERVICES, INC.

                                  COMMON STOCK

                               ------------------
     All of the 2,250,000 shares of Common Stock offered hereby are being sold by AHL Services, Inc. ("AHL" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $12.50 and $14.50 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "AHLS."

                               ------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                           UNDERWRITING
                                        PRICE TO           DISCOUNTS AND         PROCEEDS TO
                                         PUBLIC             COMMISSIONS          COMPANY(1)
-------------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
-------------------------------------------------------------------------------------------------
Total(2)..........................           $                   $                    $
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) Before deducting expenses of the offering estimated at $600,000.
(2) The Company's principal shareholder (the "Selling Shareholder") has granted the Underwriters a 30-day option to purchase up to an additional 337,500 shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Selling Shareholder will be $          ,
    $          and $          , respectively. See "Principal and Selling
    Shareholders" and "Underwriting."

                               -----------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
  , 1997.

ALEX.  BROWN & SONS    THE ROBINSON-HUMPHREY
   INCORPORATED            COMPANY, INC.

               THE DATE OF THIS PROSPECTUS IS             , 1997.

                                  APPENDIX I

        The inside front cover contains maps which depict the Company's operating locations in the United States, the Phillipines and Europe.

                               [INSERT GRAPHICS]

                               ------------------

     The Company intends to furnish its shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                               ------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     AHL provides contract staffing and management of its clients' labor-intensive, task-repetitive support functions on an outsourced basis throughout the United States and Europe. The Company's core competencies include recruiting, hiring, training, motivating and managing the large numbers of personnel required to provide many of the support services needed by its clients and incorporating quality systems and cost efficiency in its operations. Founded in 1979, the Company is a leader in providing pre-departure screening, passenger profiling and other passenger services to the aviation industry and, increasingly, provides services to other large corporations, including Federal Express, America Online, Georgia Power, BellSouth and Nike. Through its 60 offices in the United States and 23 offices in seven European countries, AHL is able to service the multinational needs of its Fortune 1000 client base. The Company currently has approximately 400 contracts to provide services and has established long-term relationships with its largest clients, providing the Company with a significant source of recurring revenues. In December 1994, AHL made the strategic decision to strengthen its management team and develop a corporate infrastructure to continue its growth strategy and improve profitability. The Company intends to take advantage of market trends toward contract staffing and become the preferred provider of outsourced labor management solutions for its clients by leveraging its core competencies, international scale, reputation for quality, performance-based quality measurement systems, management depth and senior-level relationships with its key clients.

     Large corporations and other institutions are seeking to outsource a variety of non-core functions to enable them to focus on their core competencies. Many enterprises need to recruit, hire, train, motivate and manage large numbers of personnel to handle non-core functions, in labor environments often characterized by relatively low pay and high turnover rates. These enterprises are increasingly contracting with specialized third party providers to better ensure long-term labor availability for support functions. Outsourcing these functions shifts employment costs and risks, such as workers' compensation, recruitment and turnover costs and changes in labor regulations, to outside vendors and allows enterprises to reduce the administrative overhead and time necessary to properly manage non-core functions. Large enterprises are increasingly seeking partnering opportunities whereby the third party provider, in addition to providing on-site management of staff, assumes responsibility for a particular function, including designing and implementing a solution for its client, and may share in the economic benefits derived from improved execution of the function.

     The Company provides a variety of services to its clients, all of which are focused on labor-intensive, task-repetitive functions. The Company's services to its airline clients include pre-departure screening, passenger profiling, cargo handling and a number of passenger services, such as baggage claim and check, aircraft clean and search, lost baggage delivery and replacement, sky cap, wheelchair assistance, escorting of unaccompanied minors, inter-gate cart services and frequent flyer lounge operation. The Company is the largest provider of pre-departure screening services in the United States and a leading provider of passenger services in Europe. The Company also provides commercial security and shuttle bus services to its aviation and non-aviation clients. The Company believes that it is well-positioned to deliver additional services to its clients, such as warehouse "pick and pack" and light assembly services. AHL is actively pursuing partnership arrangements with its clients as a means of providing new services. For example, AHL has recently entered into a joint venture with British Airways, whereby the Company provides passenger and baggage check-in and other passenger services for British Airways in Nice, France. The Company expects to enter into similar arrangements with British Airways for other European locations.

     The Company believes that its national and international scale provides it with a significant advantage in competing for contracts from targeted clients, given market trends toward outsourced solutions and vendor consolidation. To demonstrate its ability to deliver quality services at lower cost, AHL is developing performance-based quality measurement systems to further differentiate it in the contract staffing industry in which quality measurement has not been prevalent. The Company typically enters into multi-year agreements with clients under which the client pays an hourly rate for services performed.

     The Company has grown rapidly during the past five years as it has entered new markets on behalf of its clients and expanded its range of services. Revenues have grown from $82.6 million in 1992 to $168.6 million in 1995, a compound annual growth rate of 26.9%. The Company follows a disciplined model for growth, entering a new market only after it has signed a contract with a client to provide specific services in that market. Once an initial contract is awarded, the Company establishes an office and begins building management depth in that market. After establishing operations in a new market and demonstrating its ability to provide high quality services, the Company has successfully leveraged its local infrastructure by marketing additional services to its initial client and by providing services to additional clients in that region. The Company's field management and direct sales force market AHL's services to clients in their assigned regions, while senior executives concentrate on senior-level relationships and national account management.

     The key elements of the Company's growth strategy are to (i) continue to penetrate existing accounts, (ii) expand service offerings, (iii) obtain new clients and (iv) explore strategic acquisitions. The Company believes that substantial opportunities exist in the United States as enterprises are increasingly outsourcing support functions which have traditionally been performed in-house, as well as in Europe, where the trends toward labor management outsourcing are less developed than in the United States. In addition, the Company believes that it is well-positioned to benefit if more stringent aviation security measures are implemented by the Federal Aviation Administration ("FAA").

     As of February 1, 1997, all of the outstanding shares of common stock of Argenbright Holdings Limited ("Argenbright"), a holding company for U.S. operations, and The ADI Group Limited (together with its predecessors, "ADI"), a holding company for European operations, were contributed to AHL by Mr. Frank A. Argenbright, Jr., who founded both companies. As a result, Argenbright and ADI became wholly-owned subsidiaries of the Company. The Company's executive offices are located at 3353 Peachtree Road, NE, Atlanta, Georgia 30326 and its telephone number is (404) 267-2222.

                                  THE OFFERING

Common Stock offered by the Company..........  2,250,000 shares
Common Stock to be outstanding after the
  offering...................................  10,603,430 shares(1)
Use of proceeds..............................  To repay outstanding indebtedness, finance enhancements to the Company's management in-
                                               formation systems, repurchase an outstanding
                                               warrant and for general corporate purposes,
                                               including working capital and possible
                                               acquisitions.
Proposed Nasdaq National Market symbol.......  AHLS

---------------

(1) Excludes (i) 698,750 shares of Common Stock reserved for issuance upon exercise of options outstanding prior to this offering with a weighted average exercise price of $10.66 per share, (ii) 272,000 shares reserved for issuance upon exercise of options to be granted concurrently with this offering with an exercise price equal to the initial public offering price and (iii) 104,250 shares of Common Stock reserved for future option grants under the Company's Stock Option Plan. See "Management -- Employee Benefit Plans -- Stock Option Plan."

                 SUMMARY COMBINED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                             NINE MONTHS ENDED
                                   FISCAL YEAR ENDED DECEMBER 31,(1)          SEPTEMBER 30,(2)
                             ----------------------------------------------  ------------------
                              1991    1992(3)    1993      1994      1995      1995    1996(4)
                             -------  -------  --------  --------  --------  --------  --------
STATEMENT OF OPERATIONS
DATA:
  Revenues.................. $41,800  $82,576  $104,143  $123,234  $168,601  $123,119  $150,482
  Operating income..........   1,355    2,410     1,044     1,633     2,844     2,350     3,853
  Income before income
     taxes..................   1,015    2,089       540       755     2,355     1,517     2,913
  Net income (loss).........     651    1,444      (160)      128     1,438       926     1,863
  Pro forma net income per
     share..................                                       $   0.17            $   0.22
  Weighted average common
     and common equivalent
     shares.................                                          8,646               8,646
OPERATING DATA (AT PERIOD
END):
  Number of employees.......   2,465    3,972     5,714     7,334     9,954     9,682    11,984
  Number of offices.........       9       11        26        33        69        69        83

                                                                      SEPTEMBER 30, 1996
                                                                -------------------------------
                                                                PRO FORMA(5)     AS ADJUSTED(6)
                                                                ------------     --------------
BALANCE SHEET DATA:
  Working capital.............................................    $ 17,744          $ 24,872
  Total assets................................................      52,586            59,714
  Long-term debt, net of current portion......................      21,820             3,537
  Shareholders' equity........................................       5,046            32,607

---------------

(1) The Company's fiscal year ends on the last Friday in December. Each of the fiscal years presented consists of 52 weeks, except that fiscal 1993 consists of 53 weeks.
(2) Reflects the Company's operations for the 39-week periods ended September 29, 1995 and September 27, 1996, respectively.
(3) Includes the results of ADI from its acquisition in March 1992.
(4) Includes the results of Intersec from its acquisition in July 1996. See Note 4 of the Notes to the Company's Combined Financial Statements.
(5) Pro forma to give effect to the Reorganization.
(6) Adjusted to give effect to the sale of the 2,250,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $13.50 per share) and application of the estimated net proceeds therefrom as described in "Use of Proceeds."

                             ---------------------

     Unless the context otherwise requires, (i) the "Company" or "AHL" refers to AHL Services, Inc., including Argenbright and ADI and their predecessors and subsidiaries, (ii) all information in this Prospectus gives effect to the Reorganization (as hereinafter defined) and (iii) all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. The "Reorganization" refers to the transactions in which Mr. Argenbright contributed to the Company (i) the outstanding common stock of Argenbright and ADI, (ii) certain real estate, a portion of which was previously rented by the Company (with the Company assuming the related mortgage debt) and (iii) a note with a balance of $650,000 and $528,000 as of September 30, 1996 and December 31, 1996, respectively, payable by the Company to Mr. Argenbright. See
"Management -- Compensation Committee Interlocks and Insider Participation."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of the Common Stock offered by this Prospectus.

     Reliance on Major Clients. The Company derives a significant portion of its revenues from relatively few clients. During fiscal 1995, Delta Air Lines, British Airways, United Airlines and Federal Express accounted for 23.6%, 15.7%, 10.5% and 3.7% of the Company's revenues, respectively, through an aggregate of 79 contracts and, together, represented 53.5% of the Company's revenues. During fiscal 1995, the Company's ten largest clients accounted for an aggregate of 62.5% of the Company's revenues. The Company's contracts with its clients are generally terminable by either party upon 30 to 90 days notice, and these contracts expire at various times over the next several years. Accordingly, although the Company currently operates under multiple contracts with most of its major clients (including all of its airline clients), there can be no assurance that one or more of the Company's major clients will not terminate or decide not to renew one or more of its contracts with the Company or that any of the Company's clients will not seek to renegotiate its contracts at lower margins to the Company. The loss of one or more of the Company's major clients would have a material adverse effect on the Company. See "Business -- Services Provided -- Clients."

     Dependence on Aviation Industry. The Company's continued success is largely dependent on continuing demand for the Company's services from passenger airlines and cargo carriers. In fiscal 1995, approximately 72% of the Company's revenues were derived from services provided to clients in the aviation industry. Additionally, the financial condition of the Company's airline clients is likely to have a material impact upon the nature and extent of the services which such airlines procure from the Company and other independent suppliers and the prices which such airlines will be willing to pay for such services. Consolidation in the airline industry may result in the Company losing contracts. The financial difficulties of airlines may result in their being forced to seek bankruptcy protection or cease operating, which could result in material uncollectible accounts receivable and a reduction in the Company's volume of business. The aviation industry historically has been highly cyclical, and a significant downturn in the aviation industry could have a material adverse effect on the Company's business. Although the volume of air travel throughout the world has experienced significant growth in the past ten years, there can be no assurance that such growth will continue. Because the Company's typical billing arrangements are based on the number of hours of service provided by the Company or flights serviced, a decrease in the level of air travel would have an adverse effect on the Company's business, results of operations and financial condition. See "Business -- Industry Overview."

     The Company intends to lessen its reliance on the aviation industry by seeking to expand its client base in other industries and strengthen developing relationships with its non-aviation clients. However, there can be no assurance that these efforts will be successful or that the Company's services will be widely accepted outside the aviation industry. See "Business -- Services Provided."

     Risks Associated with Managing a Growing Business. The Company has rapidly expanded its operations in the past several years, and this growth has placed demands on its management, administrative, operating and financial resources. The planned continued growth of the Company's client base, the types of services offered and the geographic markets served can be expected to continue to place a significant strain on the Company's resources. The Company's future performance and profitability will depend in large part on its ability to attract and retain additional management and other key personnel, its ability to successfully implement enhancements to its management systems and its ability to adapt those systems, as necessary, to respond to changes in its business. See
"Business -- Growth Strategy", "-- Management Information Systems" and "Management."

     Dependence on Labor Force. The contract staffing industry is labor intensive and is characterized by high rates of personnel turnover and periodic shortages of sufficient personnel in some markets. The Company may from time to time be required to increase the wages that it pays and the benefits that it provides in order to attract and retain a sufficient number of qualified employees. In addition, the Company may not be able to pass along to its clients any additional costs associated with an increase in the minimum wage. Some of the Company's security activities require highly trained employees. A higher turnover rate among the Company's employees would increase the Company's recruiting and training costs and may adversely affect productivity. If the Company were unable to recruit and retain a sufficient number of employees, it would be forced to limit its growth or possibly reduce the scope of its operations. There is intense competition for qualified personnel among contract staffing firms as well as other employers of large numbers of hourly workers located in the markets where the Company operates. There can be no assurance that the Company will be able to continue to hire and retain a sufficient number of qualified personnel in its markets or elsewhere to support its planned growth or existing operations. See "Business -- Workforce Management."

     Risks of Conducting International Operations. Historically, a substantial portion of the Company's revenues and earnings have come from its European operations. International operations and the provision of services in foreign markets are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labor strikes, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. In addition, earnings of foreign subsidiaries and intercompany payments are subject to foreign income tax rules that may reduce cash flow available to meet required debt service and other obligations of the Company.

     A substantial amount of the Company's revenues are received, and operating costs are incurred, in foreign currencies, with a significant amount of operating income having been derived from operations in the United Kingdom. Because the Company's financial statements are presented in U.S. dollars, any significant fluctuations in the exchange rates between certain Western European currencies and the U.S. dollar will affect the Company's results of operations and financial condition. The Company does not currently engage in currency-hedging transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Liabilities for Client and Employee Actions and Other Claims. The Company is in the business of placing its employees in public facilities and the workplaces of other businesses. Attendant risks include possible claims by its clients' customers or employees of discrimination, harassment and negligence by the Company's employees and other similar claims. The Company is exposed to liability for the acts or negligence of its employees while on assignment that cause personal injury or damages, as well as claims of misuse of client proprietary information or theft of client property. As a provider of security services, the Company faces potential liability claims in the event of any terrorist attempt or other criminal activity which occurs on any airline or premises subject to the Company's security services. The Company has policies and guidelines in place to reduce its exposure to these risks, but a failure to follow these policies and guidelines may result in the payment by the Company of money damages or fines and adverse publicity. The Company maintains insurance coverage against certain of these risks, but there can be no assurance that insurance coverage will continue to be available on acceptable terms or that it will be adequate to cover any such liability. Any of these situations would have a material adverse effect on the Company's reputation, business, results of operations and financial condition. See "Business -- Risk Management and Safety."

     Employee-Related Costs and Claims Exposure. The Company is required to pay unemployment insurance premiums and workers' compensation benefits for its employees in the United States. Any increase in the cost of unemployment insurance or workers' compensation benefits could adversely affect the Company's profitability. The Company is self-insured for the first $250,000 of each workers' compensation and automobile or shuttle bus claim and, accordingly, establishes reserves for future claims and payments. There can be no assurance that the Company's actual future workers' compensation or liability claims will not exceed the amount of the Company's reserves. Furthermore, there can be no assurance that the Company will be able to pass along to its clients any increased costs related to unemployment and workers' compensation insurance. See "Business -- Risk Management and Safety."

     Risks Associated with Acquisition Strategy. An important element of the Company's growth strategy is to pursue acquisitions that increase density in the Company's existing markets, add geographic coverage to its existing business, broaden the Company's service offerings or expand its client base. The Company has limited experience in making acquisitions, having completed only the ADI acquisition in March 1992, the Express Baggage Reclaim Services Limited acquisition in August 1993 and the Intersec acquisition in July 1996. There can be no assurance that the Company will be able to identify acceptable acquisition candidates or complete the acquisition of any identified candidates on terms favorable to the Company or in a timely manner. A substantial portion of the Company's capital resources, including a portion of the proceeds from this offering, could be used for these acquisitions. The Company may require additional debt or equity financings for future acquisitions, which may not be available on terms favorable to the Company, if at all. There is also no assurance that the Company will be able to successfully integrate an acquisition into the Company's business or that any acquired business will be able to be profitably operated by the Company. See "Business -- Structure and Integration of Acquisitions."

     Impact of Trends Toward Outsourcing, Privatization and Preferred Vendor Contracts. Outsourcing by U.S. airlines of an increasing number of services not directly related to flight operations has increased significantly in the past several years, and the privatization of airport security and other services by Western European government agencies has recently begun. Although these trends have increased the demand for the Company's services, there can be no assurance that these trends will continue or not be reversed or that airlines will not decide to bring previously outsourced functions back in-house. In addition, the trend by airlines to select a limited number of preferred vendors to provide all or a large part of their required pre-departure screening and other services may not continue or, if it does continue, there can be no assurance that the Company will be selected as a preferred vendor to provide such services. Adverse developments with respect to any of these industry trends could have a material adverse effect on the business, results of operation and financial condition of the Company. See "Business -- Industry Overview."

     A significant element of the Company's growth strategy is to take advantage of the trends toward outsourcing by seeking contracts to provide labor-intensive, task-repetitive services for companies outside the aviation industry. To the extent these potential clients decide not to expand the range of services they outsource or decide to select vendors other than the Company to perform the outsourced services, the Company may be unsuccessful in executing this element of its growth strategy. See "Business -- Industry Overview" and "-- Growth Strategy."

     Fluctuations in Demand for the Company's Services. Demand for the types of security services provided by the Company is affected by the perceived threat of terrorist and other criminal activity in the world generally and, specifically, in the aviation industry. In addition, the Company's business is affected by determinations of government agencies that regulate aviation security (e.g., the FAA and the United Kingdom Department of Transport ("U.K. DOT")). Typically, demand for the Company's aviation security services rises after events involving or potentially involving terrorist activity and may thereafter decline as the threat is perceived to diminish. There can be no assurance that the Company will be able to manage fluctuations in the demand for its services successfully or that a decline in demand for the Company's services will not have a material adverse effect on the Company's business, results of operation or financial condition. See "Business -- Government Regulation."

     Failure to Meet Performance Requirements. The success of the Company will be dependent upon its ability to continue to meet the performance requirements set by its clients and the government agencies which regulate them. The Company is subject to random periodic testing by the FAA with regard to adherence to regulations relating to pre-departure screening and passenger profiling, hiring practices (including background checks, drug testing, training and individual employee file maintenance) and baggage handling, and by the U.K. DOT regarding regulations relating to passenger and baggage handling, aircraft security, document verification and employee background checks. Any failure to meet these performance standards or to pass these tests may result in the loss of a contract or the Company's license to perform services, either of which is likely to have a material adverse effect on the Company's reputation, business, results of operations and financial condition. See "Business -- Government Regulation."

     Loss of Required Licenses. In many airports in which the Company operates (including most of the major international airports in Western Europe), a license is required from the airport authority in order to perform services at the airport. Some airport authorities limit the number of licenses they issue. Although the Company currently has licenses to operate in several of the major international airports in Western Europe where licenses are required, the loss of, or failure to obtain, a license to operate in one or more airports is likely to result in the loss of, or the inability to compete for, a major contract. See "Business -- Government Regulation."

     Development of Alternative Services. The pre-departure screening services and passenger profiling services currently offered by the Company utilize a large number of personnel and, in certain markets, include the direct interviewing of each passenger boarding an aircraft. The development of technologies requiring less manpower or alternative passenger classification methodologies which are more effective or less expensive than the Company's current services would reduce demand for the Company's services. In particular, the costs associated with the performance of passenger profiling and its impact on passengers may serve as an incentive for airlines to seek the development of technological alternatives which would be more effective in detecting weapons and explosives and identifying terrorists. The Company is aware of ongoing efforts by certain airlines and the FAA to develop such alternatives and of various governmental authorities' endorsement of these initiatives. The development and implementation of such alternative systems could have a material adverse effect on the Company. See "Business -- Services Provided."

     Government Regulation. Aviation security matters affecting airports and passenger airlines are subject to extensive regulation by the FAA and foreign government agencies. Demand for the Company's pre-departure screening, passenger profiling, aviation security and various other services is significantly affected by applicable regulatory requirements and security directives issued by governmental authorities. There can be no assurance that applicable regulations will not be changed in a manner that would adversely affect the demand for the Company's services. For example, from time to time there have been proposals to shift responsibility for certain aviation security functions from the airlines to airport authorities or other governmental agencies and any such shift could reduce demand for the Company's services. Alternatively, any trend toward the relaxation of aviation security measures could have a material adverse effect on the Company's business, results of operations or financial condition. See "Business -- Government Regulation."

     Competition. The contract staffing industry is extremely competitive and highly fragmented, with limited barriers to entry. Companies within the contract staffing industry compete on the basis of the quality of service provided, their ability to provide national and international services, the range of services offered, as well as price. The Company competes in international, national, regional and local markets with outsourcing companies, specialized contract service providers and in-house organizations that provide services to potential clients and third parties. AHL's principal competitors include, in the aviation services industry, ICTS International N.V., Globe Aviation Securities Corporation and International Total Services, Inc. and, in the commercial security industry, Borg-Warner Security Corporation, Guardsmark, Inc. and The Wackenhut Corporation. The Company's shuttle bus services compete primarily with numerous local and regional companies. Certain of the Company's competitors and potential competitors have significantly greater financial resources and larger operations than the Company. The Company expects that the level of competition will remain high or increase in the future, and there can be no assurance that the Company will continue to compete successfully. See
"Business -- Competition."

     Fluctuations in Quarterly Operating Results. The Company has experienced and expects to continue to experience quarterly variations in revenues and net income as a result of various factors, including the timing of commencement of new contracts, changes in its revenue mix, the timing of additional selling, general and administrative expenses to support new business and the seasonality of air travel. Since the Company's revenues are typically based on the number of hours of service provided by the Company or the number of flights serviced, decreases in air travel generally result in lower revenues for the Company. While the effects on seasonality on AHL's business often are obscured by the timing of the addition of new clients and the performance of new services for existing clients, the demand for aviation services tends to decline in the first and fourth fiscal quarters. Consequently, the Company's operating results may experience significant quarterly fluctuations. The Company's planned operating expenditures are based on revenue forecasts, and if revenues are below expectations in any given quarter, operating results are likely to be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results and Seasonality."

     Dependence on Key Personnel. The Company is highly dependent on the efforts of its senior management team, particularly Frank A. Argenbright, Jr., Chairman and Co-Chief Executive Officer; Edwin R. Mellett, Vice Chairman and Co-Chief Executive Officer; Thomas J. Marano, President and Chief Operating Officer - Argenbright Holdings Limited; A. Trevor Warburton, Managing Director - The ADI Group Limited; and David L. Gamsey, Chief Financial Officer. The loss of the services of any of these individuals could have a material adverse effect on the Company. The Company has key-man life insurance only for Mr. Argenbright and has employment agreements with Messrs. Mellett, Marano, Gamsey and Warburton. Mr. Mellett's employment agreement expires in December 2000, and the remaining U.S. employment agreements expire in December 2001. As the Company continues to grow, it will need to recruit and retain additional qualified management personnel, and there can be no assurance that it will be able to do so. See "Management."

     Control by Principal Shareholder. Immediately following this offering, Mr. Argenbright will beneficially own approximately 78.8% of the outstanding Common Stock (approximately 75.6% if the Underwriters' over-allotment option is exercised in full). As a result, Mr. Argenbright will continue to be able to elect the entire Board of Directors and to control the outcome of all other matters requiring shareholder approval. Such voting concentration may have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Shareholders."

     No Prior Public Market for Common Stock; Potential Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiation between the Company and the Representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after the offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Common Stock may be volatile and be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new services by the Company or its competitors, developments with respect to conditions and trends in the contract staffing industry or in the industries served by the Company, governmental regulation, changes in estimates by securities analysts of the Company's future financial performance, general market conditions and other factors. In addition, the stock markets have from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies for reasons often unrelated to their operating performance.

     Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. An aggregate of 8,353,430 shares of Common Stock, all of which are beneficially owned by Mr. Argenbright, will be eligible for public sale beginning 90 days after this offering pursuant to Rule 144 under the Securities Act of 1933 (the "Securities Act"). Mr. Argenbright, as well as all persons holding currently exercisable stock options, have agreed not to sell, offer for sale, or otherwise dispose of any Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. Within 180 days after this offering, the Company expects to file registration statements covering the issuance of shares underlying outstanding stock options and the issuance of shares pursuant to an employee stock purchase plan that the Company intends to adopt following consummation of the offering. As of December 31, 1996, outstanding options to purchase 236,500 shares were currently exercisable and options to purchase 462,250 shares become exercisable at various times between December 1997 and December 2000. See "Shares Eligible for Future Sale."

     Certain Anti-Takeover Provisions. The Company's Amended and Restated Articles of Incorporation and Bylaws provide for a five member Board of Directors to be elected to staggered one, two and three year terms and, thereafter, for successive three year terms. Additionally, directors may only be removed from office for cause upon a vote of 80% of the Common Stock outstanding. The Articles and Bylaws also provide that they may not be amended in certain respects except pursuant to the vote of 80% of the Common Stock outstanding. These provisions of the Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. See "Description of Capital Stock."

     Dilution. The initial public offering price is substantially higher than the net tangible book value per share of the Common Stock. Purchasers of shares of Common Stock in this offering will incur immediate and substantial dilution of $10.82 in the net tangible book value per share of Common Stock (assuming an initial public offering price of $13.50 per share). To the extent that currently outstanding options to purchase shares of the Company's Common Stock are exercised, investors will experience further dilution. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 2,250,000 shares of Common Stock offered by it hereby are estimated to be approximately $27.6 million, after deducting underwriting discounts and commissions and offering expenses (assuming an initial public offering price of $13.50 per share).

     The Company intends to use the net proceeds from the offering as follows:
(i) approximately $19.8 million to repay outstanding indebtedness, consisting of
(a) approximately $14.4 million outstanding under a revolving line of credit with First Union Commercial Credit Corporation ("First Union"), which matures on December 22, 1998 and bears interest, at the Company's option, at either the prime rate or LIBOR plus 250 basis points (280 basis points for the European operations) (with a weighted average interest rate during 1996 of 8.2%), (b) $3.5 million of subordinated notes payable to Sirrom Capital Corporation ("Sirrom"), which mature on July 9, 2001 and bear interest at an annual rate of 13.5%, (c) approximately $1.2 million outstanding under notes payable to the sellers of Intersec, which mature between July 8, 1997 and April 8, 1998 and bear interest at an annual rate of 9.0% and (d) approximately $700,000 outstanding under a term loan with First Union, which matures on December 22, 1998 and bears interest, at the Company's option, at either the prime rate plus 75 basis points or LIBOR plus 300 basis points (with a weighted average interest rate during 1996 of approximately 8.6%); (ii) approximately $1.0 million for enhancements to the Company's management information systems; (iii) $750,000 to repurchase a redeemable warrant held by Sirrom; and (iv) the balance for general corporate purposes, including working capital purposes to support the Company's growth and possible acquisitions. The notes to Sirrom were issued to finance the Intersec acquisition in July 1996. Pending such uses, the Company intends to invest the net proceeds of this offering in investment-grade, short-term, interest-bearing securities.

     Although the Company regularly evaluates possible acquisition opportunities, it is not currently engaged in any negotiations and is not a party to any letter of intent or other agreement or arrangement regarding any acquisition. See "Business -- Structure and Integration of Acquisitions."

                                DIVIDEND POLICY

     The Company has never paid any cash dividends on its Common Stock, and the Board of Directors currently intends to retain all earnings for use in the Company's business for the foreseeable future. The Company's credit facility with First Union prohibits the payment of dividends. Any future payment of dividends will depend upon the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

                                    DILUTION

     The pro forma net tangible book value of the Company as of September 30, 1996, after giving effect to the Reorganization, would have been $832,000, or $0.10 per share. The net tangible book value per share of Common Stock represents the amount of the Company's shareholders' equity, less intangible assets, divided by the 8,353,430 shares of Common Stock outstanding at that date.

     Net tangible book value dilution per share of Common Stock represents the difference between the amount per share paid by purchasers of the 2,250,000 shares of Common Stock in this offering and the pro forma net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale by the Company of the 2,250,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $13.50 per share) and after deduction of underwriting discounts and commissions and estimated offering expenses, the pro forma net tangible book value of the Company as of September 30, 1996 would have been approximately $28.4 million, or $2.68 per share. This represents an immediate increase in pro forma net tangible book value of $2.58 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $10.82 per share to purchasers of Common Stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share.............................          $13.50
  Pro forma net tangible book value per share at September 30, 1996.........  $0.10
  Increase per share attributable to new investors..........................  $2.58
Pro forma net tangible book value per share after offering..................            2.68
                                                                                      --------
Net tangible book value dilution per share to new investors.................          $10.82
                                                                                      ========

     The following table sets forth, as of September 30, 1996, the number of shares of Common Stock purchased, the total consideration paid and the average price per share paid by existing shareholders and by new investors purchasing shares of Common Stock in this offering:

                                    SHARES PURCHASED         TOTAL CONSIDERATION
                                 -----------------------   ------------------------   AVERAGE PRICE
                                   NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE     PER SHARE
                                 ----------   ----------   -----------   ----------   -------------
Existing shareholders(1).......   8,353,430       78.8%    $     1,000         --%       $    --
New investors..................   2,250,000       21.2      30,375,000      100.0          13.50
                                    -------      -----      ----------      -----
          Total................  10,603,430      100.0%    $30,376,000      100.0%
                                    =======      =====      ==========      =====

---------------

(1) Excludes 698,750 shares of Common Stock issuable upon the exercise of outstanding options exercisable at a weighted average price of $10.66 per share. To the extent that these options are exercised, there will be further dilution to new investors. See "Management -- Employee Benefit Plans -- Stock Option Plan."

                                 CAPITALIZATION

     The following table sets forth as of September 30, 1996 the pro forma short-term debt and capitalization of the Company and as adjusted to reflect receipt of the net proceeds from the sale of the 2,250,000 shares of Common Stock pursuant to this offering (assuming an initial public offering price of $13.50 per share):

                                                                     SEPTEMBER 30, 1996
                                                                 --------------------------
                                                                 PRO FORMA(1)   AS ADJUSTED
                                                                 ------------   -----------
                                                                       (IN THOUSANDS)
    Current portion of long-term debt..........................    $  1,527       $   527
                                                                    =======       =======
    Long-term debt, net of current portion:
      Credit facility..........................................    $ 14,616       $    --
      Subordinated notes(2)....................................       3,667            --
      Mortgage debt(3).........................................       2,535         2,535
      Equipment financing and other............................       1,002         1,002
                                                                    -------       -------
              Total long-term debt.............................      21,820         3,537
    Redeemable warrant(4)......................................         662            --
    Shareholders' equity:
      Preferred Stock: no par value; 5,000,000 shares
         authorized; none issued or outstanding................          --            --
      Common Stock: $.01 par value; 50,000,000 shares
         authorized; 8,353,430 shares issued and outstanding
         pro forma; 10,603,430 shares issued and outstanding as
         adjusted..............................................           1            23
      Additional paid-in capital...............................          --        27,627
      Cumulative translation adjustment........................          26            26
      Retained earnings........................................       5,469         5,381
      Due from shareholder.....................................        (450)         (450)(5)
                                                                    -------       -------
              Total shareholders' equity.......................       5,046        32,607
                                                                    -------       -------
                   Total capitalization........................    $ 27,528       $36,144
                                                                    =======       =======

---------------

(1) Pro forma to give effect to the Reorganization. See
    "Management -- Compensation Committee Interlocks and Insider Participation."
(2) Consists of subordinated debt and seller notes related to the Intersec acquisition.
(3) Consists of mortgage debt on the real estate contributed to the Company by Mr. Argenbright in February 1997. See "Management -- Compensation Committee Interlocks and Insider Participation."
(4) In connection with financing the Intersec acquisition, the Company issued a redeemable warrant, which will be redeemed from the net proceeds of this offering for a redemption price of $750,000.
(5) Mr. Argenbright intends to repay this indebtedness within 30 days of the consummation of this offering. See "Management -- Compensation Committee Interlocks and Insider Participation."

                 SELECTED COMBINED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The following selected financial and operating data of the Company are qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Combined Financial Statements and Notes thereto included elsewhere in this Prospectus. The selected financial data presented below as of and for each of the fiscal years in the three-year period ended December 31, 1995 have been derived from the Company's financial statements which have been audited by Arthur Andersen LLP, independent accountants. The selected financial data for the fiscal years ended December 31, 1991 and 1992 and the nine months ended September 30, 1995 and 1996 are derived from the Company's unaudited financial statements and include, in the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. Results for the nine months ended September 30, 1996 are not necessarily indicative of results that may be expected for the full fiscal year ended December 31, 1996.

                                                                                       NINE MONTHS ENDED
                                            FISCAL YEAR ENDED DECEMBER 31,(1)          SEPTEMBER 30,(2)
                                      ----------------------------------------------  -------------------
                                       1991    1992(3)    1993      1994      1995      1995     1996(4)
                                      -------  -------  --------  --------  --------  --------   --------
STATEMENT OF OPERATIONS DATA:
  Revenues........................... $41,800  $82,576  $104,143  $123,234  $168,601  $123,119   $150,482
  Operating expenses:
    Cost of services.................  29,247   59,805    78,019    91,873   124,491    90,693    111,336
    Field operating..................   7,666   13,552    18,284    20,931    30,328    22,133     26,873
    Corporate general and
      administrative.................   3,532    6,809     6,796     8,797    10,938     7,943      8,420
                                      -------  -------  --------  --------  --------  --------   --------
         Operating income............   1,355    2,410     1,044     1,633     2,844     2,350      3,853
  Interest expense, net..............     510      429       593       904     1,309       868      1,159
  Other (income), net................    (170)    (108)      (89)      (26)     (820)      (35)      (219)
                                      -------  -------  --------  --------  --------  --------   --------
         Income before income
           taxes.....................   1,015    2,089       540       755     2,355     1,517      2,913
  Income tax provision(5)............     364      645       700       627       917       591      1,050
                                      -------  -------  --------  --------  --------  --------   --------
         Net income (loss)........... $   651  $ 1,444  $   (160) $    128  $  1,438  $    926   $  1,863
                                      =======  =======  ========  ========  ========  ========   ========
  Pro forma net income per share.....                                       $   0.17             $   0.22
                                                                            ========             ========
  Weighted average common and common
    equivalent shares................                                          8,646                8,646
                                                                            ========             ========
OPERATING DATA (AT PERIOD END):
  Number of employees................   2,465    3,972     5,714     7,334     9,954     9,682     11,984
  Number of offices..................       9       11        26        33        69        69         83
BALANCE SHEET DATA:
  Working capital.................... $ 1,098  $ 1,898  $  4,341  $   (763) $ 13,216  $  1,924   $ 17,744
  Total assets.......................   8,041   11,426    21,036    29,094    40,687    37,450     50,920
  Long-term debt, net of current
    portion..........................   2,062    2,446     7,281     1,437    14,609     1,612     19,935
  Shareholder's equity...............     953    2,443     2,123     2,252     3,577     3,291      5,265

---------------

(1) The Company's fiscal year ends on the last Friday in December. Each of the fiscal years presented consists of 52 weeks except that fiscal year 1993 consists of 53 weeks.
(2) Reflects the Company's operations for the 39-week periods ended September 29, 1995 and September 27, 1996, respectively.
(3) Includes the results of ADI from its acquisition in March 1992.
(4) Includes the results of Intersec from its acquisition in July 1996. See Note 4 of the Notes to the Company's Combined Financial Statements.
(5) Prior to 1996, the Company's U.S. operations were conducted through a significant number of different corporations, all of which were owned by Mr. Argenbright. Effective January 1, 1996, the Company effected a tax reorganization which reduced the number of corporations, resulting in a significantly lower effective state income tax rate.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     AHL provides contract staffing and management of its clients' labor-intensive, task-repetitive support functions on an outsourced basis throughout the United States and Europe. Through its 60 offices in the United States and 23 offices in seven European countries, AHL is able to service the multinational needs of its Fortune 1000 client base. The Company currently has approximately 400 contracts to provide services and has established long-term relationships with its largest clients, providing the Company with a significant source of recurring revenues. Revenues have grown from $82.6 million in 1992 to $168.6 million in 1995, a compound annual growth rate of 26.9%. Frank A. Argenbright, Jr., the Company's Chairman and Co-Chief Executive Officer, founded the Company in 1979. As of February 1, 1997, all of the outstanding shares of common stock of Argenbright, a holding company for U.S. operations, and ADI, a holding company for European operations, were contributed to AHL by Mr. Argenbright. As a result, Argenbright and ADI became wholly-owned subsidiaries of the Company.

     Since 1992, the Company has completed three acquisitions. In March 1992, Mr. Argenbright acquired a portion of the passenger services operation of British Airways at Heathrow Airport. This passenger services operation had revenues in the first 12 months of operations of approximately $18.0 million. The Company has used ADI as a platform to expand its operations in Europe. In August 1993, ADI acquired Express Baggage Reclaim Services Limited, a provider of lost baggage delivery and replacement services in the United Kingdom, with revenues of approximately $1.8 million for the twelve months prior to the acquisition. In July 1996, the Company acquired Intersec, a provider of commercial and governmental security services in the mid-Atlantic region of the United States, with revenues of approximately $10.0 million for the twelve months prior to the acquisition. All of the Company's acquisitions to date have been accounted for under the purchase method of accounting.

     To finance the Intersec acquisition, the Company borrowed $3.5 million on a subordinated basis and issued a warrant to purchase 1.75% of the outstanding Common Stock of the Company. The Company has the right to repurchase the redeemable warrant through December 31, 1997 for a purchase price of $750,000. Upon consummation of this offering, the Company will repay this debt and repurchase this warrant. In the first quarter of 1997, the Company expects to incur a non-recurring pre-tax charge of approximately $900,000 as a result of early extinguishment of this subordinated debt and the repurchase of the warrant. In connection with the Intersec acquisition, the Company issued the sellers a series of 9.0% notes aggregating approximately $1.2 million and payable at various times through April 1998.

     Historically, the Company focused primarily on increasing revenues and expanding client relationships. In December 1994, AHL made the strategic decision to strengthen its management team and develop a corporate infrastructure to continue its growth strategy and improve profitability. The new management team has dedicated itself to building the structure, systems and processes throughout the Company to support significant growth and increase profitability. The Company's current cost-reduction initiatives include an improved risk management program, a management program for employee uniforms, a shuttle bus maintenance program and a restructuring of the field staffing organization.

     The Company's services are provided under contracts, typically having terms of one to five years, which provide the Company with a source of significant recurring revenues. Although the terms of the Company's contracts vary significantly, clients generally agree that the Company will provide a stated service level and agree to pay an hourly rate for services provided. Certain of the Company's clients, especially in the cargo services area, are billed a fixed dollar amount per month for services performed. Under some contracts, the Company is entitled to rate increases when there are increases in the Federal minimum wage although most of the Company's employees are paid at rates in excess of the Federal minimum wage.

     The Company recognizes revenues as services are performed. A substantial amount of the Company's revenues are received, and operating costs are incurred, in foreign currencies, with a significant amount of operating income having been derived from operations in the United Kingdom. Because the Company's financial statements are presented in U.S. dollars, any significant fluctuations in the currency exchange rates between certain Western European currencies and the U.S. dollar will affect the Company's results of operations and financial condition. The Company does not currently engage in currency-hedging transactions.

     In the fall of 1996, the Company made the decision to terminate the paratransit and municipal bus services offered by its transportation subsidiary in Florida. The Company incurred nonrecurring pre-tax losses (including termination costs) associated with these operations aggregating approximately $600,000 in 1996. The Company believes that substantially all costs related to these operations have been accrued as of December 31, 1996.

RESULTS OF OPERATIONS

     The following table sets forth Statement of Operations data as a percentage of revenues for the periods indicated:

                                                                           NINE MONTHS
                                                                              ENDED
                                                 FISCAL YEARS ENDED         SEPTEMBER
                                                  DECEMBER 31,(1)            30,(2)
                                              ------------------------   ---------------
                                               1993     1994     1995     1995     1996
                                              ------   ------   ------   ------   ------
    Revenues................................   100.0%   100.0%   100.0%   100.0%   100.0%
    Operating expenses:
      Cost of services......................    74.9     74.6     73.8     73.6     74.0
      Field operating.......................    17.6     17.0     18.0     18.0     17.8
      Corporate general and
         administrative.....................     6.5      7.1      6.5      6.5      5.6
                                               -----    -----    -----    -----    -----
         Operating income...................     1.0      1.3      1.7      1.9      2.6
    Interest expense, net...................     0.6      0.7      0.8      0.7      0.8
    Other (income), net.....................    (0.1)      --     (0.5)      --     (0.1)
                                               -----    -----    -----    -----    -----
         Income before income taxes ........     0.5      0.6      1.4      1.2      1.9
    Income tax provision (3)................     0.6      0.5      0.5      0.5      0.7
                                               -----    -----    -----    -----    -----
         Net income (loss)..................    (0.1)%    0.1%     0.9%     0.7%     1.2%
                                               =====    =====    =====    =====    =====

---------------

(1) The Company's fiscal year ends on the last Friday in December. Each of the fiscal years presented consists of 52 weeks except that fiscal year 1993 consists of 53 weeks.
(2) Reflects the Company's operations for the 39-week periods ended September 29, 1995 and September 27, 1996 respectively.
(3) Prior to 1996, the Company's U.S. operations were conducted through a significant number of different corporations, all of which were owned by Mr. Argenbright. Effective January 1, 1996, the Company effected a tax reorganization which reduced the number of corporations, resulting in a significantly lower effective state income tax rate.

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995

     Revenues. Revenues increased $27.4 million, or 22.2%, to $150.5 million in the first nine months of fiscal 1996 from $123.1 million in the comparable period of fiscal 1995. Of this increase, $18.8 million was attributable to higher revenues from existing clients, $5.4 million to services initiated for new clients and $3.2 million to the Intersec acquisition. Revenues from existing clients increased 10.3% in the first nine months of fiscal 1996 over the comparable period of fiscal 1995 primarily as a result of providing additional services and expanding into new markets with these clients.

     Cost of Services. Cost of services represents the direct costs attributable to a specific contract, predominantly wages and related benefits, as well as certain related expenses such as workers' compensation and other direct labor related expenses. Cost of services increased $20.6 million, or 22.8%, to $111.3 million in the first nine months of fiscal 1996 from $90.7 million in the comparable period of fiscal 1995. As a percentage of revenues, cost of services increased to 74.0% in the first nine months of fiscal 1996 from 73.6% in the comparable period of fiscal 1995. This percentage increase was primarily attributable to operating losses in the terminated Florida transportation operations and operating inefficiencies associated with a new contract in Detroit, which the Company believes have been corrected.

     Field Operating Expenses. Field operating expenses represent expenses which directly support field operations, such as each district's management, facilities expenses (such as rent, communication costs and taxes), employee uniforms, equipment leasing, depreciation and maintenance, local sales and marketing activities and acquisition-related goodwill. These expenses increased $4.8 million, or 21.4%, to $26.9 million in the first nine months of fiscal 1996 from $22.1 million in the comparable period of 1995, primarily as a result of administrative staff, systems and facilities expenses for new operations in Chicago, Cincinnati and Seattle opened during the first nine months of fiscal 1996. As a percentage of revenues, these expenses decreased to 17.8% in the first nine months of fiscal 1996 from 18.0% in the comparable period of fiscal 1995.

     Corporate General and Administrative Expenses. Corporate general and administrative expenses include the cost of services the Company provides to support and manage its field activities. These expenses include corporate management, accounting and payroll, general administration, human resources management, professional fees, headquarters occupancy, marketing and management information systems. These expenses increased $477,000, or 6.0%, to $8.4 million in the first nine months of fiscal 1996 from $7.9 million in the comparable period of 1995. As a percentage of revenues, these expenses decreased to 5.6% in the first nine months of fiscal 1996 from 6.5% in the comparable period of fiscal 1995. This percentage decrease was primarily due to the Company's ability to increase revenues without a commensurate increase in corporate expenses.

     Operating Income. Operating income increased $1.5 million, or 64.0%, to $3.9 million in the first nine months of fiscal 1996 from $2.4 million in the comparable period of fiscal 1995. As a percentage of revenues, operating income improved to 2.6% in the first nine months of fiscal 1996 from 1.9% in the comparable period of fiscal 1995.

     Interest Expense, Net. Net interest expense increased $291,000 to $1.2 million in the first nine months of 1996 from $868,000 in the comparable period of 1995. This was the result of approximately $4.7 million of additional indebtedness incurred in connection with the Intersec acquisition in July 1996 and higher borrowings under the Company's revolving line of credit.

     Other Income, Net. Other income, net increased $184,000 to $219,000 in the first nine months of fiscal 1996 from $35,000 in the comparable period of 1995. This increase was primarily due to the 1996 collection of notes received in the sale of the Company's drug testing subsidiary in October 1995.

     Net Income. Net income increased $937,000, or 101.2%, to $1.9 million, or 1.2% of revenues, in the first nine months of fiscal 1996 from net income of $926,000 million, or 0.7% of revenues, in the comparable period of fiscal 1995. The Company's effective income tax rate was approximately 36.0% for the first nine months of fiscal 1996 compared to 39.0% in the comparable period of fiscal 1995. This decrease was primarily a result of a tax reorganization, which involved a reduction in the number of operating entities in the United States and which significantly lowered the effective state income tax rate.

FISCAL 1995 COMPARED TO FISCAL 1994

     Revenues. Revenues increased $45.4 million, or 36.8%, to $168.6 million in fiscal 1995 from $123.2 million in fiscal 1994. Of this increase, $37.1 million was attributable to higher revenues from existing clients and $8.3 million to services initiated for new clients. Revenues from existing clients increased 30.1% in fiscal 1995 over fiscal 1994 primarily as a result of providing additional services and expanding into new markets with these clients.

     Cost of Services. Cost of services increased $32.6 million, or 35.5%, to $124.5 million in fiscal 1995 from $91.9 million in fiscal 1994. As a percentage of revenues, cost of services decreased to 73.8% in fiscal 1995 from 74.6% in fiscal 1994. The percentage decrease was primarily attributable to improved scheduling which reduced the amount of non-billable overtime and lower workers' compensation claims.

     Field Operating Expenses. Field operating expenses increased $9.4 million, or 44.9%, to $30.3 million in fiscal 1995 from $20.9 million in fiscal 1994 primarily as a result of increased expenses attributable to expanded operations, including entering the Denver and Frankfurt markets, and an increase in the size of the field sales force from six to 11 people. As a percentage of revenues, these expenses increased to 18.0% in fiscal 1995 from 17.0% in fiscal 1994. This percentage increase was primarily attributable to significantly higher maintenance cost associated with the paratransit and municipal bus services in Florida (terminated in 1996), increased expenses attributable to expanded operations and the increase in the size of the field sales force.

     Corporate General and Administrative Expenses. Corporate general and administrative expenses increased $2.1 million, or 24.3%, to $10.9 million in fiscal 1995 from $8.8 million in fiscal 1994 primarily due to continuing additions to the Company's senior management team. As a percentage of revenues, these expenses decreased to 6.5% in fiscal 1995 from 7.1% in fiscal 1994. This percentage decrease was attributable to the Company's ability to increase revenues without a commensurate increase in corporate expenses.

     Operating Income. Operating income increased $1.2 million, or 74.2%, to $2.8 million in fiscal 1995 from $1.6 million in fiscal 1994. As a percentage of revenues, operating income improved to 1.7% in fiscal 1995 from 1.3% in fiscal 1994.

     Interest Expense, Net. Net interest expense increased to $1.3 million in fiscal 1995 from $904,000 in fiscal 1994. This increase was attributable to higher borrowings under the Company's credit facility.

     Other Income, Net. Other income, net increased $794,000 to $820,000 in fiscal 1995 from $26,000 in fiscal 1994. This increase was attributable to receipt of the cash portion of the sale price for the Company's drug testing subsidiary in October 1995, net of associated disposition costs.

     Net Income. Net income increased $1.3 million to $1.4 million in fiscal 1995 from $128,000 in fiscal 1994. As a percentage of revenues, net income increased to 0.9% in fiscal 1995 from 0.1% in fiscal 1994. The Company's effective tax rate was approximately 38.9% in fiscal 1995 compared to 83.0% in fiscal 1994. This decrease was primarily a result of certain foreign losses for which there was no income tax benefit.

FISCAL 1994 COMPARED TO FISCAL 1993

     Revenues. Revenues increased $19.1 million, or 18.3%, to $123.2 million in fiscal 1994 from $104.1 million in fiscal 1993. Of this increase, $10.5 million was attributable to services initiated for new clients and $8.6 million to higher revenues from existing clients. Revenues from existing clients increased 11.0% in fiscal 1994 from fiscal 1993 primarily due to providing additional services and expanding into new markets.

     Cost of Services. Cost of services increased $13.9 million, or 17.8%, to $91.9 million in fiscal 1994 from $78.0 million in fiscal 1993. As a percentage of revenues, cost of services decreased to 74.6% in 1994 from 74.9% in fiscal 1993.

     Field Operating Expenses. Field operating expenses increased $2.6 million, or 14.5%, to $20.9 million in fiscal 1994 from $18.3 million in fiscal 1993. As a percentage of revenues, these expenses decreased to 17.0% in 1994 from 17.6% in fiscal 1993. This percentage decrease was directly attributable to the Company's ability to increase revenues (particularly in its European operations) without a commensurate increase in field expenses.

     Corporate General and Administrative Expenses. Corporate general and administrative expenses increased $2.0 million, or 29.4%, to $8.8 million in fiscal 1994 from $6.8 million in fiscal 1993. As a percentage of revenues, these expenses increased to 7.1% in fiscal 1994 from 6.5% in fiscal 1993. These increases were primarily attributable to a substantial upgrade in the Company's management information systems.

     Operating Income. Operating income increased $589,000, or 56.4%, to $1.6 million in fiscal 1994 from $1.0 million in fiscal 1993. As a percentage of revenues, operating income improved to 1.3% in fiscal 1994 from 1.0% in fiscal 1993.

     Interest Expense, Net. Net interest expense increased to $904,000 in fiscal 1994 from $593,000 in fiscal 1993. This increase was attributable to higher borrowings under the Company's credit facility.

     Other Income, Net. Other income, net decreased to $26,000 in fiscal 1994 from $89,000 in fiscal 1993.

     Net Income. Net income increased $288,000 to $128,000 in fiscal 1994 from a net loss of $160,000 in fiscal 1993.

QUARTERLY RESULTS AND SEASONALITY

     The following table sets forth statement of operations data for the first three quarters of fiscal 1996 and for each of the four quarters of fiscal 1995. This quarterly information is unaudited but has been prepared on a basis consistent with the Company's audited financial statements presented elsewhere herein and, in the Company's opinion, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                QUARTER ENDED
                                          ---------------------------------------------------------
                                          MARCH 31,     JUNE 30,     SEPTEMBER 30,     DECEMBER 31,
                                            1996          1996           1996              1996
                                          ---------     --------     -------------     ------------
                                                               (IN THOUSANDS)
Revenues................................   $45,519      $ 47,643        $57,320
Operating expenses:
  Cost of services......................    33,541        35,342         42,453
  Field operating.......................     8,253         8,427         10,193
  Corporate general and
     administrative.....................     2,864         2,848          2,708
                                           -------       -------        -------
     Operating income...................       861         1,026          1,966
Interest expense, net...................       309           301            549
Other (income), net.....................       (57)          (81)           (81)
                                           -------       -------        -------
     Income before income taxes.........       609           806          1,498
Income tax provision....................       214           298            538
                                           -------       -------        -------
     Net income.........................   $   395      $    508        $   960
                                           =======       =======        =======

                                                                QUARTER ENDED
                                          ---------------------------------------------------------
                                          MARCH 31,     JUNE 30,     SEPTEMBER 30,     DECEMBER 31,
                                            1995          1995           1995              1995
                                          ---------     --------     -------------     ------------
                                                               (IN THOUSANDS)
Revenues................................   $38,354      $ 41,140        $43,625          $ 45,482
Operating expenses:
  Cost of services......................    28,468        30,367         31,858            33,798
  Field operating.......................     6,642         7,360          8,131             8,195
  Corporate general and
     administrative.....................     2,543         2,664          2,736             2,995
                                           -------       -------        -------           -------
     Operating income...................       701           749            900               494
Interest expense, net...................       232           266            370               441
Other (income), net.....................        --           (25)           (10)             (785)
                                           -------       -------        -------           -------
     Income before income taxes.........       469           508            540               838
Income tax provision....................       182           199            210               326
                                           -------       -------        -------           -------
     Net income.........................   $   287      $    309        $   330          $    512
                                           =======       =======        =======           =======

     The Company's contracts at airports with large volumes of international passengers (such as New York -- Kennedy and London -- Heathrow) result in an increase in staffing for certain passenger services during periods of higher air travel, typically in the summer. The Company's contracts at airports with fewer international passengers generally require more constant staffing throughout the year. Therefore, the Company has experienced, and expects to continue to experience, quarterly variations in its results of operations principally as a result of the seasonality of air travel primarily to and from Europe. While the effects of seasonality on AHL's business often are obscured by the timing of the addition of new clients and the commencement of new services for existing clients, the Company's operating income tends to be lower in the first and fourth quarters of the fiscal year and highest in the third quarter of the fiscal year. Additionally, the Company's operating margin tends to be lower in the fourth quarter because of the occurrence of holidays during which the Company pays overtime wages to employees. Under certain of the Company's contracts, the Company is not entitled to recoup the cost of these overtime wages.

LIQUIDITY AND CAPITAL RESOURCES

     To support its rapid growth, AHL has historically relied on borrowings under its bank revolving credit facility. In December 1995, the Company entered into a three-year, $25.0 million revolving bank line of credit (of which $5.0 million is available to the Company's European operations) and $1.5 million term debt facility (collectively, the "Credit Facility") to replace the Company's prior $11.0 million revolving credit facility. The interest rate was reduced from the prime rate plus 150 basis points to the prime rate or LIBOR plus 250 basis points (280 basis points for the European operations). The Credit Facility is collateralized by substantially all of the Company's assets. As of December 31, 1996, there was approximately $14.4 million and $667,000 outstanding under the line of credit and term debt portions of the Credit Facility, respectively, as well as letters of credit aggregating approximately $3.3 million. The Company will repay all amounts outstanding under the Credit Facility from the proceeds of this offering. The Company expects to increase the amount of the Credit Facility following this offering.

     The Company borrowed $3.5 million in July 1996 to fund the Intersec acquisition. This non-amortizing subordinated debt bears interest at 13.5% per annum, payable monthly. Sirrom received a warrant to purchase 1.75% of the outstanding Common Stock of the Company, which the Company has the right to repurchase through December 31, 1997 for a purchase price of $750,000. Upon consummation of this offering, the Company will repay this subordinated debt and repurchase the warrant. In connection with the Intersec acquisition, the Company issued $1.2 million of notes to the sellers, which bear interest at 9.0% per annum, payable quarterly, and mature at various times through April 1998. Upon consummation of this offering, the Company will repay these notes.

     Cash used in operating activities was $667,000 in the first nine months of fiscal 1996. This was the result of $4.7 million of net income before depreciation and amortization and other non-cash charges offset by $5.4 million of changes in operating assets, primarily accounts receivable, offset by accrued salaries and related benefits payable. These changes were consistent with the Company's higher volume of business. Cash used in investing activities for the first nine months of 1996 was $3.4 million, principally as a result of the Intersec acquisition made in July 1996. Cash provided by financing activities for the first nine months of 1996 was $4.5 million, principally representing increases in borrowings under the Credit Facility and issuance of the subordinated notes associated with the Intersec acquisition.

     Cash used in operating activities was $3.5 million in fiscal 1995. This was the result of $4.5 million of net income before depreciation and amortization and other non-cash charges offset by $8.0 million of changes in operating assets and liabilities. Cash used in investing activities for fiscal 1995 was $1.6 million, primarily related to the purchase of $2.6 million of management information systems upgrades and shuttle buses offset by $1.0 million from the proceeds from the sale of the Company's drug testing subsidiary. Cash provided by financing activities for fiscal 1995 of $5.1 million resulted primarily from the refinancing of, and net borrowings under, the previous bank line of credit and term debt.

     Cash provided by operating activities was $132,000 in fiscal 1994. This was the result of $2.2 million of net income before depreciation and amortization and other non-cash charges offset by $2.1 million of changes in operating assets and liabilities. Cash used in investing activities for fiscal 1994 was $1.2 million, primarily related to the purchase of management information systems upgrades and shuttle buses. Cash provided by financing activities of $1.1 million resulted primarily from borrowings under the Company's previous bank line of credit.

     Capital expenditures were $1.1 million, $2.6 million and $1.3 million in the nine months ended September 30, 1996 and fiscal 1995 and 1994, respectively. Historically, capital expenditures have been, and future expenditures are anticipated to be, primarily to support expansion of the Company's operations and management information systems.

     The Company believes that any funds generated from operations, together with existing cash, the net proceeds of this offering and borrowings under the Credit Facility, will be sufficient to finance its current operations, planned capital expenditure requirements and internal growth for at least the next several years. However, if the Company were to make any significant acquisitions for cash, it may be necessary for the Company to obtain additional debt or equity financing. Although the Company regularly evaluates possible acquisition opportunities, it is not currently engaged in any negotiations and is not a party to any letter of intent or other agreement or arrangement regarding any acquisition.

INFLATION

     The Company does not believe that inflation has had a material effect on its results of operations in recent years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

                                    BUSINESS

     AHL provides contract staffing and management of its clients' labor-intensive, task-repetitive support functions on an outsourced basis throughout the United States and Europe. The Company's core competencies are recruiting, hiring, training, motivating and managing the large numbers of personnel required to provide many of the support services needed by its clients and incorporating quality systems and cost efficiency in its operations. Founded in 1979, the Company is a leader in providing pre-departure screening, passenger profiling and other passenger services to the aviation industry and, increasingly, provides services to other large corporations, including Federal Express, America Online, Georgia Power, BellSouth and Nike. Through its 60 offices in the United States and 23 offices in seven European countries, AHL is able to service the multinational needs of its Fortune 1000 client base. The Company currently has approximately 400 contracts to provide services and has established long-term relationships with its largest clients, giving the Company a significant source of recurring revenues. In December 1994, AHL made the strategic decision to strengthen its management team and develop a corporate infrastructure to continue its growth strategy and improve profitability. The Company intends to take advantage of market trends toward contract staffing and become the preferred provider of outsourced labor management solutions for its clients by leveraging its core competencies, international scale, reputation for quality, performance-based quality measurement systems, management depth and senior-level relationships with its key clients.

INDUSTRY OVERVIEW

     Many corporations and other institutions need to recruit, hire, train, motivate and manage large numbers of personnel to handle non-core functions, in labor environments often characterized by relatively low pay and high turnover rates. Enterprises incur considerable expense and invest substantial amounts of management time in managing this process. These enterprises are increasingly contracting with specialized third party providers to better ensure long-term labor availability for support functions. Contract staffing providers often are able to provide higher quality services at a lower cost than these enterprises are able to do themselves. Outsourcing these functions shifts employment costs and risks, such as workers' compensation, recruitment and turnover costs and changes in labor regulations, to outside vendors and allows enterprises to reduce the administrative overhead and time necessary to properly manage non-core functions.

     The nature of the contract staffing industry is changing. As enterprises centralize purchasing decisions and seek to reduce the number of vendors with whom they do business, the ability of providers to offer national account capability and national and international coverage is growing in importance. Large enterprises are increasingly seeking partnering opportunities whereby the third party provider, in addition to providing on-site management of staff, assumes responsibility for a particular function, including designing and implementing a solution for its client and shares in the economic benefits derived from improved execution of the function. These trends, as well as the increasing need for capital and management depth for growth, are creating consolidation opportunities in the highly fragmented contract staffing industry.

     While the aviation industry has historically outsourced certain functions, such as food service, fueling and pre-departure screening, aviation companies are increasingly outsourcing labor-intensive support functions not directly related to flight operations. Functions which are increasingly being outsourced include passenger profiling, baggage claim and check, sky cap, cargo and baggage handling, aircraft clean and search, frequent flyer lounge operation, ramp services, wheelchair assistance, shuttle bus, inter-gate cart, ticketing and check-in services. Opportunities for outsourcing of security-related labor-intensive, task-repetitive functions within the aviation industry have increased in recent years and are expected to continue to increase if the FAA approves more stringent security measures. Measures under consideration by the FAA and the White House Commission on Aviation Safety and Security (the "Gore Commission") in the United States include certification of service providers, X-raying and matching all checked baggage, implementation of a passenger profiling system and under-the-wing security guards for parked aircraft.

     Growth in demand for contract staffing services in the United States and Europe is expected to continue. Companies in numerous industries are seeking to reduce costs and focus on their core competencies and, as a result, are increasingly outsourcing support functions which have traditionally been performed in-house. The trend toward outsourcing labor management in Europe is not as developed as it is in the United States, due in part to historically more restrictive labor regulations which are beginning to be liberalized. Two trends are expected to increase demand for aviation-related contract staffing services in Europe: (i) the privatization of major airlines, which should increase their focus on improving operating performance, and (ii) the liberalization of airport authority licensing, which currently restricts the number of vendors that may provide aviation services at a particular airport. The European Union has mandated that European airports be opened to increased competition to provide various ground services beginning in January 1999.

BUSINESS STRATEGY

     The Company intends to take advantage of market trends toward contract staffing and become the preferred provider of outsourced labor management solutions for its clients by leveraging its core competencies, international scale, reputation for quality, increasing focus on performance-based quality measurement systems, management depth and senior-level relationships with its key clients. Key elements of the Company's business strategy include:

     Exploit Core Competencies. The Company's core competencies include recruiting, hiring, training, motivating and managing the large numbers of personnel required to provide many of the support services needed by its clients and incorporating quality systems and cost efficiency in its operations. In 1996, the Company recruited, hired and trained over 9,000 full-time employees to provide services for its clients. The Company completed drug tests and background checks for substantially all of these individuals. Since inception, the Company has been able to provide quality service and expand its business despite the high employee turnover that is inherent in low wage, task-repetitive positions. The Company has been able to leverage its core competencies in labor management to regularly expand the range of services it offers. Functions currently performed by the Company include a variety of aviation passenger services, commercial security, shuttle bus services and cargo handling.

     Target Fortune 1000 Clients. AHL targets large corporations and institutions that have significant contract staffing needs for labor-intensive, task-repetitive functions. AHL's major clients include Delta Air Lines, British Airways, United Airlines, Federal Express, America Online, The Coca-Cola Company, Northwest Airlines, BellSouth, Nike, United Parcel Service, Georgia Power, Emory University and several federal, state and local government agencies. The Company has established long-term relationships with its largest clients, providing the Company with a source of significant recurring revenues and establishing the Company as a preferred outsourcing vendor for these clients. The Company's high quality of services has enabled it to experience an average retention rate of approximately 98% of clients and 92% of contract billable hours over the last three fiscal years. The Company's field management and direct sales force market AHL's services to clients in their assigned regions, while senior executives concentrate on senior-level relationships and national account management. Building and maintaining relationships with its clients' senior executives and local operating personnel has been, and will continue to be, an important operating philosophy for the Company.

     Leverage National and International Coverage. As companies centralize purchasing decisions and seek to reduce the number of vendors with whom they do business, the ability of contract staffing providers to offer national and international coverage is growing in importance. Through its operations in 60 offices in the United States and 23 offices in seven European countries, AHL is able to service the multinational needs of its Fortune 1000 client base. The Company believes its ability to provide a consistently high level of service at numerous locations worldwide provides it with a significant competitive advantage. The Company's four largest clients use AHL's services in both their North American and European operations.

     Utilize Performance-Based Measurement Systems. The Company's goal is to assume a leadership position in the adoption of technology-driven, performance-based measurement systems which will further differentiate AHL in the contract staffing industry in which quality measurement has not been prevalent. The Company believes its efforts will enable it to become a preferred vendor for its clients and attract additional clients. AHL has been developing and will continue to develop systems to measure performance in order to demonstrate the quality of the Company's services and productivity gains achievable by outsourcing labor-intensive functions to the Company. For example, in conjunction with United Airlines, the Company will be reengineering the pre-departure screening process at Chicago's O'Hare Airport by measuring passenger and baggage throughput, employee retention and labor utilization rates. The goal of this reengineering effort is to quantify cost savings which would be shared by United Airlines and the Company.

     Continue Investment in Management and Systems. Historically, the Company focused primarily on increasing revenues and expanding client relationships. In December 1994, AHL made the strategic decision to strengthen its management team and develop a corporate infrastructure to continue its growth strategy and improve profitability. The Company has recruited senior and regional managers with operating experience in a variety of industries. The Company continues to invest substantial resources to develop budgeting, financial reporting, contract control and human resource tracking systems designed to provide quality service to its clients and to manage and effectively control all aspects of its business. These systems represent a competitive advantage and are designed to enable the Company to improve its profitability.

GROWTH STRATEGY

     AHL believes there are significant opportunities to expand its business as large corporations and other institutions outsource labor-intensive, task-repetitive functions in order to focus on their core competencies. The Company follows a disciplined model for growth, entering a new market only after it has signed a contract with a client to provide specific services in that market. Once an initial contract is awarded, the Company establishes an office and begins building management depth in that market. After establishing operations in a new market and demonstrating its ability to provide high quality services, the Company has successfully leveraged its local infrastructure by marketing additional services to its initial client and by providing services to additional clients in that region. Key elements of the Company's growth strategy include:

     Penetrate Existing Accounts. The Company believes there are substantial opportunities to expand relationships with existing clients by increasing the number of client locations served by AHL as well as by cross-selling the full range of the Company's services. The Company seeks to capitalize on the services provided in one location of a client by providing its services to other locations or operations, including foreign operations, of its clients. For example, in 1993 the Company provided pre-departure screening for United Airlines in three of its domestic hubs. As a result of the quality of its service and its ability to provide national and international coverage, AHL now provides pre-departure screening and a range of other services at all of United's domestic hubs and at four European locations. The Company has targeted approximately five new domestic and international markets to enter in 1997, with each of these expansions arising from a contract it expects to receive from an existing customer.

     Expand Service Offerings. The Company believes its core labor management competencies can be leveraged across a wide range of labor-intensive, task-repetitive functions. The Company seeks to provide new value-added services, which can increase the average account size and, more importantly, strengthen long-term relationships with its clients. The Company believes that it is well-positioned to deliver additional services to its clients such as warehouse "pick and pack" and light assembly services. AHL is actively pursuing partnership arrangements with its clients as a means of providing new services. For example, AHL has recently entered into a joint venture with British Airways, whereby the Company provides passenger and baggage check-in and other passenger services for British Airways in Nice, France. The Company expects to enter into similar arrangements with British Airways for other European locations. The Company did not previously provide passenger check-in or baggage services for any of its airline clients.

     Obtain New Clients. To take advantage of the trend towards outsourcing of non-core functions, the Company intends to target new clients that are increasing their focus on core competencies and seeking cost-effective solutions for labor-intensive functions. The Company believes it has a competitive advantage in competing for new clients because of its reputation for quality service, management depth, ability to provide a broad range of services and national and international coverage. The Company recently hired a Vice President of Marketing and is developing a new marketing program that focuses on national accounts. During 1997, the Company intends to add seven sales representatives in the United States and Europe to its existing 12-person sales force and, for the first time, hire a national salesperson for shuttle bus services.

     Explore Strategic Acquisitions. AHL intends to take advantage of the fragmented nature of the contract staffing industry by seeking domestic and international acquisitions, thereby leveraging the Company's existing infrastructure and enabling the Company to expand its geographic coverage or service offerings. The Company believes it has developed the management team and systems to enable it to identify acquisition candidates and to successfully acquire and integrate businesses. For example, in July 1996, the Company acquired Intersec, a provider of industrial and governmental security services in the mid-Atlantic region of the United States. In March 1992, Mr. Argenbright acquired a portion of the passenger services operation of British Airways at Heathrow Airport.

SERVICES PROVIDED

     The following table presents information with respect to the percentage of the Company's revenues by major service category for the periods shown:

                                                               FISCAL YEARS
                                                                   ENDED        NINE MONTHS
                                                               DECEMBER 31,        ENDED
                                                               -------------   SEPTEMBER 30,
                        SERVICES PROVIDED                      1994     1995      1996(1)
    ---------------------------------------------------------  ----     ----   -------------
      Passenger services:
         Pre-departure screening and passenger profiling.....   56%      54%         51%
         Other passenger services(2).........................    4        4           5
      Commercial security....................................   22       22          26
      Shuttle bus services...................................    8        8           9
      Cargo handling.........................................    3        6           4
      Other(3)...............................................    7        6           5
                                                               ---      ---         ---
              Total..........................................  100%     100%        100%
                                                               ===      ===         ===

---------------

(1) Includes revenues of Intersec, a provider of commercial security services from the date of its acquisition in July 1996.
(2) Includes baggage claim and check, aircraft clean and search, lost baggage delivery and replacement, sky cap, wheelchair assistance, escorting of unaccompanied minors, inter-gate cart services and frequent flyer lounge operation.
(3) Includes the terminated paratransit and municipal bus services in Florida.

  Passenger Services.

     Pre-Departure Screening and Passenger Profiling. The Company is the largest provider of pre-departure screening services in the United States and a leading provider of passenger services in Europe, with approximately 4,100 employees currently providing services at 33 airports in the United States and 21 airports in Europe. Pre-departure screening is a security approach maintained at all commercial airports in the United States and the United Kingdom under mandates of the FAA and the U.K. DOT and at many other airports throughout the world under similar mandates of other regulatory authorities. At pre-departure screening checkpoints, all passengers and other airport patrons must physically pass through a device called a magnetometer, designed to reveal the presence of metal objects, and all carry-on baggage and other items carried into the concourse or gate area must pass through an X-ray device to determine whether certain suspicious materials are present. Major airports at which the Company provides pre-departure screening services include Los Angeles International, New York -- Kennedy,
Washington -- National and Dulles, Denver International, Chicago -- O'Hare, San Francisco, Orlando, Boston and Memphis in the United States.

     In Europe, the Company provides a sophisticated passenger profiling procedure which has been used by certain major European airlines for several years at high-risk international airports in Europe and was mandated in 1994 by the FAA for U.S. airlines' international flights from those airports. Passenger profiling seeks to identify a potential threat before it materializes by means of interviewing, document verification and behavioral analysis. This procedure results in the classification of the vast majority of passengers as low risk, thereby enabling more scrutiny to be focused on higher risk passengers. The Company has been providing profiling services in Europe since 1992, currently has over 300 employees providing these services and believes that if the FAA were to mandate profiling in the United States, the Company would be well-positioned to quickly implement profiling procedures for its U.S. clients. See "-- Government Regulation." The Company has developed TOPS2 and OSCARGO, proprietary state-of-the-art computer-based profiling systems to meet expected future profiling requirements. Major airports at which the Company provides passenger profiling services include London -- Heathrow and Gatwick, Paris -- Charles de Gaulle, Frankfurt, Berlin, Dublin, Vienna and Zurich.

     Other Passenger Services. Historically, airlines have utilized their own employees to provide most passenger services but are increasingly seeking to outsource support functions. The Company provides a variety of other passenger services to its airline clients, including baggage claim and check in 22 airports in the United States and Europe, aircraft clean and search in four European airports and lost baggage delivery or replacement services in 11 European airports. At 16 airports in the United States and Europe, the Company provides an assortment of services including sky cap, wheelchair assistance, escorting of unaccompanied minors, inter-gate cart services and frequent flyer lounge operation (front desk, bartending and cleaning).

  Commercial Security.

     The Company provides uniformed security officer services, business and facility access control, security consulting, special event security and security assessment to a broad range of commercial and governmental clients. The Company's security officers are used at office and government buildings, airports, hospitals, distribution centers, sports arenas, museums and other facilities. For aviation clients, the Company provides guarding and control of airport entrances, checking of employee identification cards and baggage, guarding and control of employee parking lots and under-the-wing guarding of parked aircraft in Europe.

     Depending on the needs of the client, security officers are on premises, often around-the-clock, to provide facility security, access control, personnel security checks and traffic and parking control and to guard against fire, theft, sabotage and safety hazards. The Company's security officers are trained to respond appropriately to emergency situations and report fires, intrusions, natural disasters, work accidents and medical crises to appropriate authorities. Fewer than one percent of the Company's security personnel are armed. See "Risk Factors -- Liabilities for Client and Employee Actions and Other Claims."

  Shuttle Bus Services.

     The Company provides dedicated, fixed route shuttle bus services in 10 locations within the United States and two locations in the United Kingdom through its fleet of approximately 400 leased shuttle bus vehicles, which generally seat between 15 and 50 passengers. Under all of its shuttle bus contracts, the Company provides the shuttle bus and the driver. During fiscal 1996, AHL vehicles traveled more than seven million miles and operated for more than 700,000 hours. For example, AHL currently provides (i) campus shuttle services at The Georgia Institute of Technology, Emory University and The American School in London, (ii) corporate shuttle services between various facilities of The Coca-Cola Company, Delta Air Lines and the Federal Reserve Bank in Atlanta, (iii) public parking shuttle services for the Memphis/Shelby County Airport Authority and the Nashville Airport Authority, (iv) aviation employee transportation services from employee parking lots for Delta Air Lines (Los Angeles, Cincinnati, Atlanta and New York) and Federal Express (Memphis, Indianapolis and Newark) and (v) airside crew and passenger transport at Heathrow Airport.

  Cargo Handling.

     The Company's cargo handling services include preparing cargo and mail for flight through sorting and packaging, as well as transporting the cargo and mail to and from airplanes in hub markets, such as Cincinnati and New York. In other markets, such as Las Vegas and Washington, D.C., the Company provides the actual staffing of customer counters and data input into the airline's cargo computer system, in addition to handling the cargo. Cargo services are provided in these other markets pursuant to outsourcing arrangements, under which the Company manages the entire process for its clients. The Company processes air cargo for several of its major aviation clients, including Delta Air Lines in New York, Cincinnati, Washington D.C. and Seattle, and for United Airlines, Alaska Airlines, America Trans Air, and Royal Airlines in Las Vegas. The Company also provides cargo services to Air China and SwissAir in New York and Cathay Pacific and Vanguard in Seattle pursuant to subcontracts from Delta Air Lines. In addition to cargo handling, the Company provides U.S. Postal Service mail handling for Delta Air Lines in Cincinnati and New York.

  Other.

     The Company provides polygraph training and testing services, conducts investigations such as criminal and background checks, and provides facility receptionists at commercial locations. The Company utilizes its polygraph testing and background check services in its own hiring process. The Company has provided paratransit and municipal bus services, but in 1996, made the decision to terminate these services. The Company terminated its Tampa paratransit business in the fall of 1996.

  Contract Terms.

     The Company's services are provided under contracts, typically having terms of one to five years, which provide the Company with a source of significant recurring revenues. Although the terms of the Company's contracts vary significantly, clients generally agree that the Company will provide a stated service level and agree to pay the Company an hourly rate for services provided. Certain of the Company's clients, especially in the cargo services area, are billed a fixed dollar amount per month for services performed. Under some contracts, the Company is entitled to rate increases when there are increases in the Federal minimum wage, although most of the Company's employees are paid at rates in excess of the Federal minimum wage. Most contracts have multi-year terms and are generally terminable by either party upon 30 to 90 days written notice. However, since 1994, less than 2% of the Company's clients have terminated contracts prior to expiration. Most of the contracts entered into by the Company have been renewed or extended upon the expiration of their original terms, with the Company having experienced an average retention rate of approximately 98% of clients and 92% of contract billable hours over the last three fiscal years. The Company's security officer services are generally provided under contracts in which AHL assumes responsibility to employ, schedule and pay all security officers and provide uniforms, equipment, training, supervision, fringe benefits, bonding and workers' compensation insurance. The Company's contracts typically provide that the Company will indemnify the client from and against any claims for personal injury or death to any person (other than an employee of the client) and for damage to any property arising out of the acts or omissions of the Company unless the claim results from any negligent act of the client.

  Joint Venture with British Airways.

     In 1996, the Company and British Airways created a joint venture to provide passenger and baggage check-in and other passenger services for British Airways in Nice, France. The joint venture entered into a management services agreement with ADI under which ADI manages all of these services for the joint venture. The management services agreement terminates in June 2001.

  Clients.

     AHL's ten largest clients in fiscal 1995 (excluding the terminated Florida transportation operations), which accounted for an aggregate of 62.5% of the Company's revenues, were Delta Air Lines, British Airways, United Airlines, Federal Express, the United States government, American Airlines, Northwest Airlines, Georgia Power, The Coca-Cola Company and the Nashville Airport Authority. During fiscal 1995, Delta Air Lines, British Airways, United Airlines and Federal Express accounted for 23.6%, 15.7%, 10.5% and 3.7% of the Company's revenues, respectively, through an aggregate of 79 contracts and, together, represented 53.5% of the Company's revenues. As of December 31, 1996, the Company had approximately 400 contracts with approximately 986 clients. The Company has 14 contracts in the United States and seven contracts in Europe that provide annual revenues in excess of $2 million each. See "Risk
Factors -- Reliance on Major Clients."

CASE STUDIES

     The Company has built strong relationships with a number of Fortune 1000 and other large, multinational companies. The following case studies demonstrate the Company's ability to effectively utilize its operating and growth strategies to develop its relationships with its clients.

     British Airways. The Company established its relationship with British Airways when Mr. Argenbright acquired a portion of the airline's passenger service operation at Heathrow Airport in March 1992. In the following year, British Airways awarded AHL additional Heathrow service contracts to provide under-the-wing guarding of parked aircraft as well as clean and search and passenger profiling services. The Company subsequently was awarded similar British Airways service contracts at Gatwick and 16 additional airports throughout the United Kingdom and in France and Germany. Contemporaneously, AHL began providing airport services to other international air carriers at these locations. In 1995 and 1996, AHL was awarded contracts for pre-departure screening services for British Airways in both Detroit and Philadelphia. Most recently, British Airways and the Company formed a joint venture to provide passenger and baggage check-in and other passenger services for British Airways in Nice, France.

     Federal Express. In August 1986, the Company began providing shuttle bus services for Federal Express employees at the Memphis airport. The services provided by the Company were expanded in August 1994 to include pre-departure screening of Federal Express' crews. Currently, the Company provides shuttle bus and/or pre-departure screening services for Federal Express in Atlanta, Indianapolis, Cincinnati, Newark, Paris and Manila. In 1993, AHL was selected from a pool of 3,500 vendors as Federal Express' Service Provider of the Year.

     Delta Air Lines. The Company began its relationship with Delta Air Lines in the early 1980s when it began providing shuttle bus services at Delta's Atlanta headquarters complex. Over the past 15 years, AHL has significantly expanded both the services it provides Delta as well as the number of locations at which they are provided. In 1986, the Company began performing pre-departure screening services for Delta in Orlando. Today, AHL provides pre-departure screening for the airline in New York -- Kennedy, Los Angeles, Washington, D.C., Orlando, Boston, Little Rock and West Palm Beach. In Los Angeles, the Company has expanded its services to include sky cap, wheelchair assistance, baggage handling and inter-gate carts. Furthermore, the Company now provides passen-ger services for Delta at seven airports in four European countries, including Paris -- Charles de Gaulle, Vienna, London -- Gatwick and Warsaw. Similarly, Delta awarded the Company a cargo handling contract for New York in 1992 and thereafter for Washington, D.C., Cincinnati and Seattle.

     America Online. AHL was initially hired by America Online to provide commercial security services at its Northern Virginia headquarters in May 1996. The Company now provides commercial security services at America Online's Jacksonville, Tucson and Albuquerque locations. In February 1997, the Company is scheduled to begin these services in Oklahoma City and Salt Lake City. The America Online contracts demonstrate the success of the Company's new national account sales program. America Online recently designated AHL as its preferred national security provider.

SALES AND MARKETING

     Building and maintaining relationships with personnel at various levels of its clients' organizations, including relationships with both senior executives and local operating personnel has been, and will continue to be, an important operating philosophy for the Company. The Company uses these relationships to market its services to potential clients through individuals having senior management and local operating responsibilities. AHL targets large corporations and institutions that have significant contract staffing needs for labor-intensive, task-repetitive functions. The Company has a local sales force of 12 representatives located in AHL's regional offices in New York, Atlanta, Florida, Memphis, Washington, D.C. and Los Angeles, and in 1997 intends to add five local sales representatives in the United States, two in Europe and, for the first time, a national sales representative for shuttle bus services. The Company's eight regional vice presidents are each responsible for two or three districts. Regional and district managers also have sales responsibilities and a portion of their incentive compensation is dependent on meeting sales goals.

     In 1996, the Company began to develop a national sales and marketing strategy, under which the Company focuses on improving the consistency of its sales approach. Furthermore, the Company has designated certain senior managers as responsible for specific national account relationships with specific large clients and intends to add a Vice President of National Accounts during 1997.

     The Company recently hired a Vice President of Marketing and Strategic Planning to lead the Company's sales and marketing initiatives. These initiatives include the development of branded services, strategic partnering through national accounts, positioning AHL as a full service provider capable of reducing a client's total costs by establishing performance-based quality measurement systems, creating national, regional and local marketing plans, and coordinating the Company's participation in trade shows. In 1996, the Company began conducting in-house sales seminars, at which regional, district and national account managers, along with the Company's local sales personnel, focus on how to sell services to larger accounts.

WORKFORCE MANAGEMENT

     The Company's core competencies include recruiting, hiring, training, motivating and managing the large numbers of personnel required to provide many of the support services needed by its clients. The Company's district managers have ongoing responsibility for hiring, recruiting and training the Company's local workforce.

     Recruiting. The Company has developed innovative recruiting methods that have been particularly effective in reaching targeted pools of prospective employees, in addition to utilizing traditional recruiting methods such as job fairs, trade journals, local advertising, and interviewing at vocational schools. After analyzing the demographics of each market, the Company seeks to establish relationships with community groups and leaders. For example, in a number of markets, the Company has found that senior citizens are an excellent source of potential employees for its pre-departure screening services and recruiters frequently visit senior citizen centers. The Company leverages these community relationships to provide a feeder into the Company's employment pool and believes that current Company employees serve as effective recruiters for the Company. The Company believes these methods are more cost-effective than more traditional recruiting methods.

     Hiring. In 1996, the Company recruited, hired and trained over 9,000 full-time employees to provide services for its clients. Within the United States, every employee must complete a written application and provide proof of citizenship or resident alien status and is subject to a ten-year background check, which is conducted internally by the Company. Unlike many of its competitors, the Company requires mandatory pre-employment drug testing for all employees. Employees stationed at airport checkpoint screening monitors are subject to psychological testing.

     In Europe, the Company screens potential applicants through a telephone interview, and each potential employee must complete a written application and undergo an interview that includes vision, hearing and psychological testing. An initial one-year background check is required for every new employee. Each European employee is hired subject to a three month probationary period and continuity of employment is subject to a 20-year background check. Where legally permitted, employees in certain European countries are also subject to random drug testing.

     Training. The Company provides in-house classroom and on-the-job training programs for its hourly personnel through videos, guest lecturers and full-time trainers who are employed at the Company's major district locations. The Company is in the process of establishing performance measures to improve job focus and accountability, create a quality audit process and implement "best practices and procedures" in the Company's field operations. The Company intends to gain ISO 9000 certification for all U.S. operations and is already ISO 9002-certified in the United Kingdom. The Company is the only organization approved by the U.K. DOT to provide aviation security training to personnel of the U.K. DOT, the agency that regulates aviation security matters in the United Kingdom.

     Retention. The Company believes that employee retention is critical to lowering operating costs and providing high quality service to its clients. Accordingly, the Company places significant emphasis on programs to motivate its employees and reduce employee turnover. Since inception, the Company has been able to provide quality service and expand its business despite the high employee turnover that is inherent in low wage, task-repetitive positions. The Company's "110% Club" recognizes employees for superior attendance, attitude, appearance and performance. Members receive quarterly bonuses and other rewards, and are recognized throughout the Company. The Company's pre-departure screening employees receive bonuses for detecting weapons and other illegal objects at airport security checkpoints, including those detected during FAA-mandated tests.

     Field Management. The Company has developed a management structure under which significant workforce decisions are made at the local level, thereby requiring field managers to assume responsibility for recruiting, hiring and retention. The Company's bonus system for district managers is based upon achievement of specific performance objectives, including revenue, gross margin and net contribution, new business and client retention and losses and claims incurred. District managers can earn bonuses of up to 35% of their base compensation by achieving all of their objectives established annually by the Company. As an added incentive, the Company intends to establish a stock option plan for key corporate and field staff following this offering.

     Employees. As of December 31, 1996, the Company had approximately 13,000 employees. A total of 1,285 of the Company's security employees working at New York -- Kennedy, 789 working at Chicago -- O'Hare and 34 working at government facilities in the Washington, D.C. area are covered by collective bargaining agreements. Each of these agreements was assumed by the Company in connection with an acquisition or an outsourcing contract previously held by another vendor. In 1996, unions initiated three efforts to organize certain Company employees, each of which failed to receive sufficient support to require an election. The Company considers its relations with its employees to be good.

STRUCTURE AND INTEGRATION OF ACQUISITIONS

     Since 1992, the Company has completed three acquisitions. In March 1992, Mr. Argenbright acquired a portion of the passenger services operation of British Airways at Heathrow Airport. The Company has used ADI as a platform to expand its operations in Europe. In August 1993, ADI acquired Express Baggage Reclaim Services Limited, a provider of lost baggage delivery and replacement services in the United Kingdom. In July 1996, the Company acquired Intersec, a provider of commercial and governmental security services in the mid-Atlantic region of the United States. The Intersec acquisition added employees in a region where the Company had strong field management. Intersec's billing, payroll, cash management and general ledger functions were fully integrated into the Company's operations within 120 days after completion of the acquisition.

     The Company's intends to seek acquisitions which will build density in the Company's existing markets, add geographic coverage to the Company's existing businesses, broaden the Company's service offerings and expand the Company's client base. Through acquisitions of smaller operations providing the same type of services already provided by the Company, AHL believes it can leverage its existing management and systems infrastructure and increase its market share in locations at which the Company already has an established presence. In most instances, these operations can be integrated into the Company's existing operations, resulting in elimination of duplicative overhead and operating costs. The Company also intends to seek larger acquisitions that will enable it to enter new markets, provide new services and complement its client base. The Company will seek to efficiently implement AHL's operating strategies at larger acquired companies while retaining talented existing management of those companies.

MANAGEMENT INFORMATION SYSTEMS

     The Company has invested, and intends to continue to invest, substantial resources to develop systems that will enable it to deliver quality customer service, centrally manage its operations and achieve substantial cost savings. The Company recently completed installation of a management information system, which integrates the Company's financial, human resources, general ledger, payables, receivables and payroll functions. The system completes budgeting, forecasting and monthly profit and loss statements on a contract-by-contract basis. In 1996, the Company brought the payroll function in-house, resulting in estimated annual savings of approximately $225,000. The Company has networked its corporate offices and all regional and district offices in the United States and has E-mail capability to all U.S. offices and its London headquarters. The Company has also made significant investments to upgrade field computers and has leased two HP9000 systems which are run parallel to prevent downtime and give the Company the capacity needed to handle anticipated future growth.

     The Company has designated $1.0 million of the proceeds of this offering for enhancements to management information systems. Systems initiatives in 1997 include computerized timekeeping and payroll for hourly employees through a "swipecard" system, and real-time links with the Company's European operations. The Company expects the swipecard system to enable AHL to develop performance measurements for its customers and to allow the Company to prepare customer bills from the data input by the swipecards. This system should also enable the Company to improve scheduling to reduce the amount of non-billable overtime.

COMPETITION

     The contract staffing industry is extremely competitive and highly fragmented, with limited barriers to entry. Companies within the contract staffing industry compete on the basis of the quality of service provided, their ability to provide national and international services, the range of services offered, as well as price. The Company believes its competitive advantages include its reputation for providing high quality service and its ability to serve large clients in the United States and Europe.

Most of the Company's competitors offer a more limited range of services and focus on a few specific industries.

     The Company competes in international, national, regional and local markets with outsourcing companies, specialized contract service providers and in-house organizations that provide services to potential clients and third parties. AHL's principal competitors include, in the aviation services industry, ICTS International N.V., Globe Aviation Securities Corporation and International Total Services, Inc. and, in the commercial security industry, are Borg-Warner Security Corporation, Guardsmark, Inc. and The Wackenhut Corporation. The Company's shuttle bus services compete primarily with numerous local and regional companies. Certain of the Company's competitors and potential competitors have significantly greater financial resources and larger operations than the Company.

GOVERNMENT REGULATION

     Current Regulations Relating to Aviation Security. Aviation security in the United States is subject to regulations and directives issued by the FAA. Under current regulations, responsibility for aviation security is shared between the FAA and various other federal, state and local agencies and industry participants (which include air carriers and airport authorities as well as independent contractors that perform services for or on behalf of these industry participants.) The FAA conducts threat and vulnerability assessments and, through its regulatory authority, directs the aviation industry to implement measures that address existing and anticipated threat situations. The FAA also tests security measures at airports to assess vulnerabilities in current airport security systems.

     Under FAA regulations, each air carrier and airport authority must adopt and carry out an FAA-approved security program that provides for the safety of persons and property traveling in air transportation against acts of criminal violence and aircraft piracy. Air carriers are responsible for providing security measures for all people and items connected with their aircraft, including passengers, baggage, and maintenance and flight crews. Airport authorities are responsible for maintaining a secure environment on airport grounds and for providing law enforcement support and training.

     Each security program adopted by an airline must include: (i) the screening of passengers and their carry-on baggage, and other persons having access to controlled areas, to prevent the carriage aboard aircraft of weapons or explosive devices, (ii) controlling access to aircraft, checked baggage and cargo, (iii) appropriate controls on shipping of cargo and (iv) security inspection of any aircraft left unattended.

     Airlines may utilize either their own employees or third-party contractors to carry out their security programs. Effective January 31, 1996, pre-departure screeners must undergo a 10-year criminal and employment background check and a five-year employment verification, with the employer required to maintain records of these investigations throughout the term of employment. Screeners operating X-ray systems must receive initial and recurrent training in the detection of weapons and other dangerous articles.

     From time to time, the FAA issues directives requiring the implementation of specific actions by air carriers and airport authorities. For example, following the destruction of TWA flight 800 in July 1996, the FAA began to require additional passenger profiling for specified types of flights, matching of passengers and checked baggage, additional searching of aircraft cabins and cargo areas, additional physical searches of carry-on items and other enhanced security measures.

     Generally, European standards for aviation security are more stringent than those currently in effect in the United States. Passengers are subject to more comprehensive "profiling" and review of documents; parked aircraft must be guarded, searched and cleaned in accordance with applicable regulations; passenger baggage is subject to match procedures as well as random X-ray and hand searches; commercial cargo is guarded and subject to random X-ray searches; and airline employees and other crews are subject to additional security measures. The FAA requires that U.S. airlines utilize similar passenger profiling programs in their European operations.

     Recent Developments Relating to Aviation Security. Several recent initiatives by United States governmental authorities and industry participants have considered or recommended significant changes in regulatory requirements relating to aviation security. These recent initiatives have been undertaken by the United States Congress, through provisions of the Federal Aviation Reauthorization Act of 1996 (the "1996 Act"); the Gore Commission, which was established in July 1996 and published its initial report on September 9, 1996; and the Aviation Security Advisory Committee ("ASAC"), a committee of government and industry participants that commenced efforts to strengthen domestic aviation security in July 1996 and issued its recommendations on December 12, 1996. Each of these groups has considered issues that have ranged from the fundamental structure of, and sharing of responsibilities relating to, aviation security to specific near-term measures that could be implemented to improve aviation security.

     The Gore Commission, which was formed following the destruction of TWA Flight 800 in July 1996, includes the heads of various federal agencies and is charged with making recommendations as to how the partnership between the U.S. government and industry participants can achieve improved aviation security. The Gore Commission issued its initial report on September 9, 1996, and recommended:
(i) development of uniform performance standards for the selection, training and certification of pre-departure screening companies; (ii) matching of passengers and checked baggage at selected airports to determine how this process should be implemented on a nationwide basis; (iii) the continued development and implementation of an automated passenger profiling system; and (iv) utilization of U.S. Customs Service personnel and computer systems to complement the efforts of the FAA and other federal agencies. The Commission has indicated that it will issue its final report by February 1, 1997.

     The 1996 Act requires that the FAA conduct a study and report to Congress on whether to transfer certain responsibilities of air carriers to either airport authorities or to the federal government or whether to provide for some other sharing of current responsibilities. This report has not yet been issued by the FAA. However, the Company believes that the FAA is likely to follow the final recommendation to be released by the Gore Commission, as described above. The Act directs the FAA to "certify" companies that provide pre-departure screening, continue to assist air carriers in developing computer-assisted passenger profiling programs, assess programs for matching of passengers and checked baggage that are currently being utilized in the industry on a test basis, and report on changes to enhance and supplement the screening and inspection of cargo and mail shipments.

     ASAC was formed following the crash of Pan Am flight 103 in 1989 and is charged with coordinating the flow of aviation security information and countermeasures within the United States. ASAC includes representatives of numerous federal agencies, associations of industry participants and public interest groups and is chaired by the FAA's Director of Civil Aviation Security. In July 1996, ASAC began to undertake an effort to strengthen the domestic aviation security "baseline" and formed a working group to recommend specific measures. In its report issued on December 12, 1996, ASAC recommended that no change be made in the current structure or assignment of responsibilities for aviation security. ASAC did recommend that the FAA initiate rulemaking procedures for "certification" of security contractors and made numerous recommendations with respect to specific aviation security measures, which are generally consistent with those proposed by the Gore Commission.

     Other Applicable Regulations. Airport authorities in many foreign countries require that companies receive licenses in order to be able to perform services at the airport and limit the number of licenses that are issued. The Company is also required to maintain various licenses and permits from state and local government authorities in order to provide commercial security, shuttle bus and certain other services.

RISK MANAGEMENT AND SAFETY

     Because the Company's business is labor intensive, workers' compensation is a significant operating expense for the Company in the United States. In addition, the Company is exposed to possible claims by its clients' customers or employees, alleging discrimination or harassment by the Company's employees. The Company is also exposed to liability for the acts or negligence of its employees while on assignment that cause personal injury or damage, as well as claims of misuse of client proprietary information or theft of client property. The Company has adopted policies and procedures intended to reduce its exposure to these risks.

     The Company maintains insurance against these risks with policy limits it considers sufficient, subject to self insurance of $250,000 per incident and an aggregate stop-loss. In addition, the Company maintains aviation liability insurance of $500 million per incident. The Company establishes reserves in its financial statements for the estimated costs of pending claims as well as the estimated costs of incurred but not yet reported claims. The reserve for these unreported claims is based on prior experience. The Company's reserves are periodically revised, as necessary, based on developments related to pending claims. As of December 31, 1996, the Company's reserve for workers' compensation claims was $3.2 million.

     The Company recently hired a professional risk management specialist. The new risk manager, with the assistance of the Company's regional managers, is responsible for claims management and the establishment of appropriate reserves for the deductible portion of claims. Additionally, in the first quarter of 1997, the Company plans to implement a number of new risk control strategies. These include establishing a risk allocation program which will provide local managers with financial incentives to improve safety performance by decreasing the number of workplace accidents. The Company also intends to implement quarterly safety committee meetings with its local managers and field employees, conduct defensive driving training sessions for its transportation employees, conduct routine safety inspections of local work sites and instruct personnel in proper lifting techniques in an effort to reduce the number of preventable accidents.

EQUIPMENT AND FACILITIES

     As of December 31, 1996, the Company operated a fleet of approximately 400 shuttle bus vehicles, which generally seat between 15 and 50 passengers. All of these vehicles are leased, with lease terms that generally match the term of the contract for which the vehicles are provided. In the event of early termination of a contract, certain of the Company's clients are required to assume liability for the vehicle leases.

     The Company performs its own vehicle maintenance at each major location through a separate maintenance division. Preventive maintenance is provided at defined mileage intervals. Each maintenance shop has experience with all maintenance and repair requirements for the Company's fleet, including air conditioning and component maintenance. The Company has made reduction in bus maintenance expense a corporate initiative for 1997. AHL intends to develop national volume vendor accounts, reduce the number of mechanics, implement an automated national maintenance and parts inventory system, and improve driver and management training.

     The Company maintains 83 offices in various metropolitan areas in the United States and Europe. The Company's executive headquarters and corporate operations are located in Atlanta, Georgia in leased facilities consisting of approximately 3,700 and 15,200 square feet of office space, respectively. The initial term of the executive headquarters lease expires in November 2001. In February 1997, the Company will acquire the corporate operations building from Mr. Argenbright, along with its regional offices in Orlando and Memphis. See "Management -- Compensation Committee Interlocks and Insider Participation." In addition, the Company's regional offices each consist of between 150 and 6,350 square feet. The Company believes its facilities are adequate to meet its needs for the foreseeable future.

LITIGATION

     From time to time, the Company is involved in routine legal proceedings incidental to the conduct of its business. In the opinion of management, the litigation, individually or in the aggregate, to which the Company is currently a party is not likely to have a material adverse effect on the Company's results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The Company's executive officers, directors and key employees are as follows:

   EXECUTIVE OFFICERS AND DIRECTORS:      AGE                   POSITION
----------------------------------------  ---   ----------------------------------------
     Frank A. Argenbright, Jr. .........  48    Chairman and Co-Chief Executive Officer
     Edwin R. Mellett...................  57    Vice Chairman and Co-Chief Executive
                                                Officer
     David L. Gamsey....................  39    Chief Financial Officer
     Thomas J. Marano...................  46    President and Chief Operating Officer -
                                                Argenbright Holdings Limited
     A. Trevor Warburton................  54    Managing Director - The ADI Group
                                                Limited
     Robert McCullough(1)...............  54    Director
     Hamish Leslie Melville(1)..........  52    Director
KEY EMPLOYEES:
---------------
     Henry F. Anthony...................  45    Vice President of Human Resources -
                                                Argenbright Holdings Limited
     Nicholas G. Bailey.................  46    Finance Director - The ADI Group Limited
     L. Celeste Bottorff................  43    Vice President of Marketing and
                                                Strategic Planning - Argenbright
                                                Holdings Limited
     Nigel D.J. Cotton..................  44    Human Resources Director - The ADI Group
                                                Limited
     Daniel E. DiGiusto.................  45    Senior Vice President of Field
                                                Operations - Argenbright Holdings
                                                Limited

---------------

(1) To be added upon consummation of this offering.

     Mr. Argenbright founded the Company in 1979 and has been its Chairman and Chief Executive Officer since that time. Mr. Argenbright graduated from the Owner/President Management Program at Harvard Business School in 1991.

     Mr. Mellett has been Vice Chairman and Co-Chief Executive Officer of the Company since December 1994 and served on the Company's Advisory Board during 1994. From 1993 to 1994, he was a consultant and private investor. From 1984 to 1992, Mr. Mellett was Senior Vice President of The Coca-Cola Company, serving also as President of Coca-Cola Northern Europe from 1990 to 1992 and President of Coca-Cola USA from 1986 to 1988. From 1972 to 1984, Mr. Mellett was President of the Food Services Division of PepsiCo.

     Mr. Gamsey has been Chief Financial Officer of the Company since September 1995. From 1988 to September 1995, Mr. Gamsey was a Managing Director of Investment Banking of Price Waterhouse LLP. From 1987 to 1988, Mr. Gamsey was Chief Financial Officer of Visiontech, Inc., and from 1979 to 1987, Mr. Gamsey was a Senior Audit Manager for Arthur Andersen LLP. Mr. Gamsey is a certified public accountant.

     Mr. Marano has been President and Chief Operating Officer - Argenbright Holdings Limited, the holding company for the Company's U.S. operations, since July 1995. From 1990 to June 1995, Mr. Marano was Vice President and a Global Customer Director for The Coca-Cola Company, and from 1986 to 1990, he was Vice President of U.S. Sales, Fountain Division, of The Coca-Cola Company. From 1985 to 1986, Mr. Marano was Vice President of U.S. Sales of Apple Computer.

     Mr. Warburton has been Managing Director - The ADI Group Limited, the holding company for the Company's European operations, since January 1993. From 1990 to 1992, Mr. Warburton was Senior Vice President of Ground Services for Ogden Aviation Services. From 1989 to 1990, he was Operations Director for Ogden Aviation Services at London-Gatwick. From 1987 to 1989, he was head of Ground Operations for British Airways at London-Gatwick, and from 1961 to 1987, he held a number of senior management positions with British Caledonian Airways.

     Mr. McCullough will become a director of the Company upon the consummation of this offering. Mr. McCullough has been Chief Financial Officer and member of the Board of Directors of AMVESCO PLC (formerly INVESCO PLC) since April 1996. He was a partner for Arthur Andersen LLP from 1974 until April 1996.

     Mr. Melville will become a director of the Company upon the consummation of this offering. Mr. Melville has been Chairman of Scottish Woodlands Limited since 1992. He was Chairman of Dunedin Fund Managers Limited from 1992 to 1995, Chairman and Chief Executive Officer of Capel Cure Myers Capital Management from 1988 to 1991 and Founder and Chief Executive of Enskilda Securities from 1982 to 1987. Mr. Melville is a director of Fleming Mercantile Investment Trust PLC, Mithras Investment Trust PLC, Old Mutual South Africa Trust plc, Persimmon plc and the Scottish Investment Trust PLC. He is also Chairman of the National Trust for Scotland.

     Mr. Anthony has been Vice President of Human Resources - Argenbright Holdings Limited since January 1996. From 1993 to 1995, Mr. Anthony was Vice President of Human Resources of National Linen Service. From 1989 to 1993, Mr. Anthony was Vice President of Human Resources for BET Plant Services, Inc.

     Mr. Bailey has been Finance Director - The ADI Group Limited since May 1995. From January 1994 to April 1995, he worked in Kazakhstan establishing the financial operations for Tengizchevroil, a joint venture between the Government of Kazakhstan and Chevron Petroleum. From 1992 to 1993, Mr. Bailey was an independent consultant to the airline industry. Prior thereto, Mr. Bailey held a number of positions in the airline industry. Mr. Bailey is a Chartered Accountant.

     Ms. Bottorff has been Vice President of Marketing and Strategic
Planning - Argenbright Holdings Limited since September 1996. From 1994 to 1996, Ms. Bottorff was Marketing Director of The Atlanta Journal-Constitution. From 1990 to 1994, Ms. Bottorff was Director of Strategic Planning of Holiday Inn Worldwide. From 1987 to 1990, she was Manager of Field Planning for The Coca-Cola Company, and from 1983 to 1987, she was an Engagement Manager for McKinsey & Co., Inc.

     Mr. Cotton has been Human Resources Director - The ADI Group Limited since August 1993. From 1989 to 1992, he was Head of Human Resources - United Kingdom for Ericsson plc., and during 1988, he was a Personnel Manager with British Airways. Prior thereto, he was employed by British Caledonian Airways.

     Mr. DiGiusto has been Senior Vice President of Field
Operations - Argenbright Holdings Limited since 1989. From 1974 to 1989, Mr. DiGiusto was employed by Burns International Security, most recently as its Northeast Division Vice President.

     Upon consummation of the offering, the Company will establish an Audit Committee and Compensation Committee of the Board of Directors. A majority of the members of the Audit and Compensation Committees will be independent directors.

COMPENSATION OF DIRECTORS

     To date, directors have not received compensation for their service as directors. Following this offering, the Company intends to pay its independent directors $10,000 annually plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. In addition, directors will be reimbursed for expenses incurred in connection with attendance at Board and committee meetings. The Company intends to grant to each independent director options to purchase 5,000 shares of Common Stock at the initial offering price concurrently with the consummation of this offering. See "--Employee Benefit Plans--Stock Option Plan."

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Mellett, Marano and Gamsey. The agreement with Mr. Mellett expires on December 1, 2000, and the agreements with Messrs. Marano and Gamsey expire on December 1, 2001 (the "Expiration Date"). Each agreement also may be terminated by the Company with or without cause or upon the employee's death or inability to perform his duties on account of a disability for a period of three months during any consecutive twelve month period or by the employee. If any agreement is terminated by the Company prior to the Expiration Date, except for cause or upon the employee's death or disability, the Company must continue to pay the employee's base salary and bonus for one year (six months with respect to Mr. Gamsey) from the date of termination. The agreements provide for annual base salaries of $200,000, $250,000 and $165,000 for Messrs. Mellett, Marano and Gamsey, respectively, and for annual bonuses dependent upon the Company's financial performance and achievement of personal objectives established for each employee by the Board of Directors. Mr. Marano's salary will be increased to $300,000 on July 1, 1997 or, if earlier, upon the achievement of a specified revenue level by Argenbright. Each agreement also contains two-year noncompetition and nonsolicitation provisions.

     The Company also has an employment agreement with Mr. Warburton. The agreement is indefinite in length but may be terminated (i) immediately by the Company for cause, (ii) by the Company on December 31 of any year with or without cause provided that the Company gives at least twelve months prior written notice, (iii) automatically upon Mr. Warburton's sixtieth birthday or
(iv) by Mr. Warburton at any time provided that he gives at least six months prior written notice. The agreement provides for an annual base salary of $144,000 and for an annual bonus dependent upon the Company's financial performance and achievement of personal objectives established for Mr. Warburton by the Board of Directors. The agreement also contains one-year noncompetition and nonsolicitation provisions.

     Substantially all of the employees of ADI have also entered into employment agreements. In addition, substantially all of the Company's officers and managers sign a noncompetition agreement as a condition to their employment.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the aggregate compensation earned by the Co-Chief Executive Officers and the other three highest paid executive officers (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the fiscal year ended December 31, 1996:

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                        ------------
                                                                           AWARDS
                                         ANNUAL COMPENSATION            ------------
                               ---------------------------------------   SECURITIES
                                                        OTHER ANNUAL     UNDERLYING      ALL OTHER
                               SALARY($)    BONUS($)   COMPENSATION($)   OPTIONS(#)   COMPENSATION($)
                               ---------    ---------  ---------------  ------------  ---------------
Frank A. Argenbright, Jr...... $600,000 (1) $     --      $ 200,388(2)          --        $12,000(3)
  Chairman and Co-Chief
  Executive Officer
Edwin R. Mellett..............  160,577      100,000             --        322,500             --
  Vice-Chairman and Co-Chief
  Executive Officer
Thomas J. Marano..............  250,000      125,000             --        268,750             --
  President and Chief
  Operating Officer --
  Argenbright Holdings
  Limited
David L. Gamsey...............  153,173       65,000             --        107,500             --
  Chief Financial Officer
A. Trevor Warburton...........  144,000       45,000             --             --         27,176(4)
  Managing Director --
  The ADI Group

---------------
(1) Effective January 1, 1997, Mr. Argenbright's annual salary was reduced to $350,000.
(2) Includes approximately $55,000 relating to club dues and initiation fees. Effective January 1, 1997, other annual compensation will be significantly reduced as the Company has revised its expense reimbursement policies.
(3) Represents life insurance premiums paid by the Company.
(4) Represents medical and life insurance payments and contributions to Mr. Warburton's pension plan.

OPTION GRANTS

     The following table sets forth information regarding option grants during fiscal 1996 to each of the Named Executive Officers:

                                              INDIVIDUAL GRANTS
                               -----------------------------------------------
                                              % OF
                                              TOTAL                                 POTENTIAL REALIZABLE
                                             OPTIONS                              VALUE AT ASSUMED ANNUAL
                               NUMBER OF     GRANTED                                RATES OF STOCK PRICE
                               SECURITIES      TO                                 APPRECIATION FOR OPTION
                               UNDERLYING   EMPLOYEES   EXERCISE                            TERM
                                OPTIONS     IN FISCAL    PRICE      EXPIRATION    ------------------------
                               GRANTED(#)     1996       ($/SH)        DATE         5%($)         10%($)
                               ----------   ---------   --------    ----------    ----------    ----------
Frank A. Argenbright, Jr.....         --         --          --            --             --            --
Edwin R. Mellett.............    107,500       15.4%     $ 4.64      10/15/06     $  313,693    $  794,959
                                 215,000       30.8       11.76      12/01/06      1,590,097     4,029,618
Thomas J. Marano.............    268,750       38.4       11.76      12/01/06      1,987,621     5,037,023
David L. Gamsey..............    107,500       15.4       11.76      12/01/06        795,049     2,014,809
A. Trevor Warburton..........         --         --          --            --             --            --

OPTION HOLDINGS

     The following table sets forth certain information concerning the value of unexercised options held by each of the Named Executive Officers as of December 31, 1996:

                                             NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                         OPTIONS AT DECEMBER 31, 1996       AT DECEMBER 31, 1996(1)
                                         -----------------------------   -----------------------------
                                         EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
                                         -----------     -------------   -----------     -------------
Frank A. Argenbright, Jr................        --               --              --               --
Edwin R. Mellett........................   161,250          161,250       $ 765,400               --
Thomas J. Marano........................    53,750          215,000              --               --
David L. Gamsey.........................    21,500           86,000              --               --
A. Trevor Warburton(2)..................        --               --              --               --

---------------

(1) Based on a fair market value of $11.76 per share as of December 31, 1996, as determined by the Board of Directors.
(2) Concurrently with the consummation of this offering, the Company intends to grant to Mr. Warburton options to purchase Common Stock at the initial public offering price.

EMPLOYEE BENEFIT PLANS

     Stock Option Plan. The Company's stock option plan (the "Stock Option Plan") provides for the award of incentive stock options to officers and employees of the Company and non-qualified stock options to independent directors of the Company. AHL has reserved 376,250 shares of Common Stock for issuance under the Stock Option Plan. The Plan will be administered by the Compensation Committee of the Board of Directors. The purchase price of Common Stock upon exercise of incentive stock options must not be less than the fair market value of the Common Stock on the date of grant or, in the case of incentive stock options issued to holders of more than 10% or greater of the outstanding voting securities of the Company, 110% of fair market value on the date of grant. The maximum term of any incentive stock option is ten years, or five years in the case of options granted to 10% or greater shareholders. The aggregate fair market value on the date of the grant of the stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Options are exercisable over a period of time in accordance with the terms of option agreements entered into at the time of grant. Options granted under the Stock Option Plan are generally nontransferable by the optionee and, unless otherwise determined by the Committee, must be exercised by the optionee during the period of the optionee's employment or service with the Company.

     Employee Stock Purchase Plan. Following consummation of this offering, the Company intends to adopt an Employee Stock Purchase Plan, pursuant to which employees will be able to purchase shares of Common Stock through a payroll deduction program.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1996, the Company did not have a compensation committee of the Board of Directors. Executive officer compensation decisions were made by Messrs. Argenbright and Mellett.

     On February 1, 1997, pursuant to the Reorganization, Mr. Argenbright contributed all of the outstanding shares of common stock of Argenbright and ADI to the Company in exchange for 8,352,430 shares of Common Stock of the Company and $5,000 in cash.

     In March 1989, the Company borrowed $650,000 from Mr. Argenbright as evidenced by a subordinated promissory note due January 12, 1999 at an interest rate of 12% per annum. The Company used the proceeds of the loan for general working capital purposes. The outstanding balance was approximately $528,000 at December 31, 1996. The Company paid interest of $78,000 in each of the last three years. On February 1, 1997, Mr. Argenbright contributed this note to the

Company as part of the Reorganization, along with certain Company-occupied offices and facilities in Atlanta, Orlando and Memphis and other assets. These properties were transferred at their book values (which are less than their appraised values). In connection with this transaction, the Company assumed the associated mortgage debt of approximately $2.5 million. The Company was a guarantor of certain of these mortgages.

     Through the end of December, 1996, the Company periodically made loans to unrelated businesses which are solely owned by Mr. Argenbright in the aggregate principal amount of approximately $428,000. In addition, Mr. Argenbright has periodically borrowed money from the Company which aggregated approximately $450,000. These loans, which do not bear interest, were unsecured and are repayable on demand. The Company has adopted a policy, effective upon the consummation of this offering prohibiting loans (other than travel advances in the ordinary course of business) to its executive officers, directors and principal shareholders unless such loans first are approved by the Compensation Committee, which must determine that such loans are in the best interests of the Company. Any loans made will bear interest at a rate and be on such terms as determined by the Compensation Committee to be fair to the Company. Mr. Argenbright intends to repay all of such indebtedness within 30 days of the consummation of this offering.

     During the fiscal years 1994, 1995 and 1996, the Company purchased uniforms for approximately $1.3 million, $1.4 million and $2.0 million, respectively, from ASAP Uniform Co., a company that is 20% owned by AHL. During the fiscal years ended 1994, 1995 and 1996, the Company made rent payments of approximately $461,000, $435,000 and $372,000, respectively, to Argenbright Office Park, a company that is wholly-owned by Mr. Argenbright. The Company believes that the terms of the lease were no less favorable than could be obtained from an unaffiliated third party.

     Amounts outstanding under the Credit Facility are personally guaranteed by Mr. Argenbright. The Company expects this guarantee to be released following consummation of the offering.

     Any future transactions between the Company and its officers, directors or principal shareholders will be approved by a majority of the disinterested members of the Board of Directors.

                              CERTAIN TRANSACTIONS

     See "Management -- Compensation Committee Interlocks and Insider Participation" for a description of certain transactions between the Company and its affiliates.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Common Stock as of the date of this Prospectus and as adjusted for the sale of shares offered hereby by (i) each person who beneficially owns more than 5% of the Common Stock; (ii) each of the Company's directors; (iii) each Named Executive Officer and (iv) all executive officers and directors of the Company as a group.

                                                                                 PERCENTAGE OF
                                                                                 SHARES OWNED
                                                      NUMBER OF SHARES       ---------------------
                                                        BENEFICIALLY          BEFORE       AFTER
                NAME AND ADDRESS                          OWNED(1)           OFFERING     OFFERING
------------------------------------------------    --------------------     --------     --------
Frank A. Argenbright, Jr.(2)....................          8,353,430            100.0%       78.8%
Edwin R. Mellett(3).............................            161,250              1.9         1.5
Thomas J. Marano(3).............................             53,750             *           *
David L. Gamsey(3)..............................             21,500             *           *
A. Trevor Warburton.............................                 --               --          --
All directors and executive officers as a group
  (7 persons)...................................          8,589,930            100.0        79.2

---------------

 *  Less than 1.0%.
(1) Includes shares of Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days. Each person named above has sole voting and dispositive power with respect to all shares listed opposite such person's name, except as otherwise noted.
(2) Includes 522,090 shares beneficially owned by Argenbright Partners, L.P., of which a limited liability company managed by Mr. Argenbright and his spouse is the general partner. If the Underwriters exercise the over-allotment option to purchase up to 337,500 shares from Mr. Argenbright in full, Mr. Argenbright will beneficially own 8,015,930 shares of Common Stock, or 75.6% of the outstanding Common Stock of the Company. Mr. Argenbright's address is c/o AHL Services, Inc., Atlanta Financial Center, 3353 Peachtree Road, Northeast, Suite 1120, North Tower, Atlanta, Georgia 30026.
(3) Represents shares of Common Stock of the Company issuable pursuant to currently exercisable options.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized to issue 55,000,000 shares of capital stock consisting of 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, no par value. Immediately prior to the date of this offering, 8,353,430 shares of Common Stock were outstanding, 698,750 shares of Common Stock were issuable pursuant to outstanding options to purchase Common Stock granted to certain of the Company's Named Executive Officers and 146,185 shares of Common Stock were issuable pursuant to a redeemable warrant to purchase Common Stock (which the Company intends to repurchase upon consummation of this offering).

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Subject to the prior rights of any outstanding preferred stock, each outstanding share of Common Stock is entitled to participate equally in any distribution of net assets made to the shareholders in liquidation of the Company and is entitled to participate equally in dividends as and when declared by the Board of Directors. There are no redemption, sinking fund, conversion, or preemptive rights with respect to the shares of Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors of the Company generally has the power to issue shares of preferred stock without shareholder approval. The Board of Directors is authorized to establish the rights, preferences and limitations of the undesignated stock and to divide such shares into one or more classes, with or without voting rights. The ability of the Board of Directors to issue additional shares could impede or deter an unsolicited tender offer or takeover proposal regarding the Company. Shares of undesignated stock could be issued with terms, provisions and rights which would make more difficult and, therefore, less likely, a takeover of the Company not approved by the Board of Directors. The rights of the holders of the Common Stock could be adversely affected by the future issuance of Preferred Stock. The Company has no current plans to issue any Preferred Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

     The Company's Amended and Restated Articles of Incorporation and Bylaws provide for a five member Board of Directors to be elected to staggered one, two and three year terms and, thereafter, for successive three year terms. In addition, directors may only be removed from office for cause upon a vote of 80% of the Common Stock outstanding. The Articles of Incorporation and Bylaws also provide that they may not be amended in certain respects except pursuant to the vote of 80% of the Common Stock outstanding. These provisions of the Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company.

GEORGIA ANTI-TAKEOVER STATUTES

     The Georgia Business Combination Code restricts certain business combinations with "interested shareholders" and contains fair price requirements applicable to certain mergers with certain "interested shareholders" that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. The Company has elected to be covered by such restrictions.

     The Georgia business combination statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an "interested shareholder" of the corporation, unless either (i) the transaction resulting in such acquiror becoming an "interested shareholder" or the business combination received the approval of the corporation's board of directors prior to the date on which the acquiror became an "interested shareholder", or (ii) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation (excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons) in the same transaction in which the acquiror became an "interested shareholder." For purposes of this statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The statute prohibits business combinations with an unapproved "interested shareholder" for a period of five years after the date on which such person became an "interested shareholder." The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

     The Georgia fair price statute prohibits certain business combinations between a Georgia business corporation and an "interested shareholder" unless
(i) certain "fair price" criteria are satisfied, (ii) the business combination is unanimously approved by the continuing directors, (iii) the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the "interested shareholder," or (iv) the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve-month period. The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First Union Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 10,603,430 shares of Common Stock outstanding. Of these shares, the 2,250,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as defined under the Securities Act.

     The remaining 8,353,430 shares of Common Stock are "restricted shares" and are subject to restrictions under the Securities Act and lock-up agreements. Mr. Argenbright, who beneficially owns all of the outstanding shares of Common Stock, as well as all persons holding currently exercisable stock options, have agreed not to sell, offer for sale, or otherwise dispose of any Common Stock for a period of 180 days from the date of this prospectus without the prior written consent of Alex. Brown & Sons Incorporated. Beginning 180 days after the date of this Prospectus, all of these restricted shares will become available for sale in the public market, subject to the volume and other limitations of Rule 144.

     In general, under Rule 144, a person (or person whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock (approximately 106,034 shares after giving effect to this offering) or the average weekly trading volume of the Common Stock on the Nasdaq Stock Market during the four calendar weeks preceding such sale. Sale under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who has not been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned shares for at least three years would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions and other requirements of Rule 144.

     Within 180 days from the consummation of the offering, the Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding options or future grants under the Company's Stock Option Plan. These registration statements are expected to become effective upon filing, and shares covered by these registration statements will be eligible for sale after the lock-up agreements with the Underwriters have expired.

     Prior to this offering, there has been no public market for the Common Stock and no prediction can be made of the effect that the sale or availability for sale of shares of Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), through their representatives, Alex. Brown & Sons Incorporated and The Robinson-Humphrey Company, Inc. (the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                               NUMBER OF
                                  UNDERWRITERS                                  SHARES
    -------------------------------------------------------------------------  ---------
    Alex. Brown & Sons Incorporated..........................................
    The Robinson-Humphrey Company, Inc. .....................................

                                                                               ---------
              Total..........................................................  2,250,000
                                                                               =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $          per share.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $          per share to certain other dealers. After commencement of
this offering, the offering price and other selling terms may be changed by the Representatives.

     The Selling Shareholder has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 337,500 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,250,000 and the certain Selling Shareholder will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,250,000 shares are being offered.

     The Underwriting Agreement contains covenants of indemnity and contribution among the Underwriters, the Company and the Selling Shareholder regarding certain liabilities, including liabilities under the Securities Act.

     The Company has agreed not to sell or offer for sale any shares of Common Stock or any options, rights or warrants with respect to any Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. Mr. Argenbright, who beneficially owns all of the outstanding shares of Common Stock, as well as all persons holding currently exercisable stock options, have agreed not to sell, offer for sale or otherwise dispose of any Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock has been determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant by the Company and the Representatives.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by King & Spalding, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

     The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, (the "Commission"), a Registration Statement on Form S-1 (together with all Amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part of the Registration Statement, of which this Prospectus forms a part, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the following regional offices of the
Commission: 13th Floor, Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. at prescribed rates. The Registration Statement may also be obtained through the Commission's Internet address at "http://www.sec.gov".

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................  F-2
Combined Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996
  (Unaudited).........................................................................  F-3
Combined Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995
  and the Nine Months Ended September 30, 1995 and 1996 (Unaudited)...................  F-4
Combined Statements of Shareholder's Equity for the Years Ended December 31, 1993,
  1994 and 1995 and the Nine Months Ended September 30, 1996 (Unaudited)..............  F-5
Combined Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995
  and the Nine Months Ended September 30, 1995 and 1996 (Unaudited)...................  F-6
Notes to Combined Financial Statements................................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AHL Services:

     We have audited the accompanying combined balance sheets of ARGENBRIGHT HOLDINGS LIMITED (a Georgia corporation) AND THE ADI GROUP LIMITED (an English corporation) (collectively "AHL SERVICES") as of December 31, 1994 and 1995 and the related combined statements of operations, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AHL Services as of December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
Atlanta, Georgia
March 8, 1996

                                  AHL SERVICES

                            COMBINED BALANCE SHEETS
               DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996

                                                               DECEMBER 31,
                                                             -----------------   SEPTEMBER 30,
                                                              1994      1995         1996
                                                             -------   -------   -------------
                                                                                  (UNAUDITED)
                                                                      (IN THOUSANDS)
                                            ASSETS
CURRENT ASSETS:
  Cash.....................................................  $ 1,210   $ 1,169      $ 1,685
  Restricted cash..........................................      735     2,287            0
  Accounts receivable, less allowance for doubtful accounts
     of $172, $200 and $299 in 1994, 1995 and 1996,
     respectively..........................................   17,496    27,452       34,980
  Due from related parties.................................       33       113          350
  Uniforms in service, net.................................    1,439     1,388        1,377
  Prepaid expenses and other...............................    2,621     1,548        1,750
                                                             -------   -------      -------
          Total current assets.............................   23,534    33,957       40,142
                                                             -------   -------      -------
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $4,947, $6,846 and $8,191 in 1994, 1995 and 1996,
  respectively.............................................    4,520     5,282        5,284
                                                             -------   -------      -------
INTANGIBLES, net of accumulated amortization of $171, $211
  and $365 in 1994, 1995 and 1996, respectively............      327       380        4,214
                                                             -------   -------      -------
DEFERRED INCOME TAXES......................................      246       595          955
                                                             -------   -------      -------
OTHER ASSETS...............................................      467       473          325
                                                             -------   -------      -------
                                                             $29,094   $40,687      $50,920
                                                             =======   =======      =======
                             LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable.........................................  $ 4,609   $ 4,199      $ 5,215
  Accrued payroll and other liabilities....................    8,500    11,260       13,109
  Current portion of self-insurance reserves...............      155       440          665
  Income taxes payable.....................................    1,840     3,580        1,835
  Current portion of long-term debt........................    8,913     1,089        1,527
  Deferred income taxes....................................      280       173           47
                                                             -------   -------      -------
          Total current liabilities........................   24,297    20,741       22,398
                                                             -------   -------      -------
LONG-TERM DEBT, less current portion.......................      787    13,959       19,285
                                                             -------   -------      -------
SELF-INSURANCE RESERVES, less current portion..............      618     1,760        2,660
                                                             -------   -------      -------
DEFERRED INCOME TAXES......................................      490         0            0
                                                             -------   -------      -------
DEBT GUARANTEES, COMMITMENTS AND CONTINGENCIES (Notes 6, 7
  and 9)
REDEEMABLE WARRANT.........................................        0         0          662
                                                             -------   -------      -------
NOTE PAYABLE TO SHAREHOLDER................................      650       650          650
                                                             -------   -------      -------
SHAREHOLDER'S EQUITY:
  Common stock, $1 par value; 50,000 shares authorized, 500
     shares issued and outstanding in 1994, 1995 and
     1996..................................................        1         1            1
  Common stock, no par value; 5,000,000 shares authorized,
     296,868 shares issued and outstanding in 1994, 1995
     and 1996..............................................        0         0            0
  Cumulative translation adjustment........................       18         2           26
  Retained earnings........................................    2,431     3,869        5,688
  Due from shareholder.....................................     (198)     (295)        (450)
                                                             -------   -------      -------
     Shareholder's equity, net.............................    2,252     3,577        5,265
                                                             -------   -------      -------
                                                             $29,094   $40,687      $50,920
                                                             =======   =======      =======

 The accompanying notes are an integral part of these combined balance sheets.

                                  AHL SERVICES

                       COMBINED STATEMENTS OF OPERATIONS
                YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
               THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                                                                      NINE MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                 --------------------------------------------   -----------------------------
                                     1993           1994            1995            1995            1996
                                 ------------   -------------   -------------   -------------   -------------
                                                                                         (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES.......................    $104,143       $ 123,234       $ 168,601       $ 123,119       $ 150,482
OPERATING EXPENSES:
  Cost of services.............      78,019          91,873         124,491          90,693         111,336
  Field operating..............      18,284          20,931          30,328          22,133          26,873
  Corporate general and
    administrative.............       6,796           8,797          10,938           7,943           8,420
                                    -------        --------        --------        --------        --------
         Total operating
           expenses............     103,099         121,601         165,757         120,769         146,629
                                    -------        --------        --------        --------        --------
OPERATING INCOME...............       1,044           1,633           2,844           2,350           3,853
INTEREST EXPENSE, net..........         593             904           1,309             868           1,159
OTHER (INCOME), net............         (89)            (26)           (820)            (35)           (219)
                                    -------        --------        --------        --------        --------
INCOME BEFORE INCOME TAXES.....         540             755           2,355           1,517           2,913
INCOME TAX PROVISION...........         700             627             917             591           1,050
                                    -------        --------        --------        --------        --------
NET INCOME (LOSS)..............    $   (160)      $     128       $   1,438       $     926       $   1,863
                                    =======        ========        ========        ========        ========
PRO FORMA NET INCOME PER COMMON
  AND COMMON EQUIVALENT SHARES
  (UNAUDITED)..................                                   $    0.17                       $    0.22
                                                                   ========                        ========
PRO FORMA WEIGHTED AVERAGE
  COMMON AND COMMON EQUIVALENT
  SHARES (UNAUDITED)...........                                       8,646                           8,646
                                                                   ========                        ========

   The accompanying notes are an integral part of these combined statements.

                                  AHL SERVICES

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
                 YEARS ENDED DECEMBER 31, 1993, 1994, 1995 AND
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                ARGENBRIGHT           ADI
                               COMMON STOCK       COMMON STOCK     CUMULATIVE
                              ---------------   ----------------   TRANSLATION  RETAINED    DUE FROM
                              SHARES   AMOUNT   SHARES    AMOUNT   ADJUSTMENT   EARNINGS   SHAREHOLDER   TOTAL
                              ------   ------   -------   ------   ----------   --------   -----------   ------
                                                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE, December 31,
  1992......................    500      $1           0     $0        $  0       $2,463       $ (21)     $2,443
  (Increase) in due from
    shareholder.............      0       0           0      0           0            0        (177)       (177)
  Incorporation of ADI......      0       0     296,868      0           0            0           0           0
  Translation adjustment....      0       0           0      0          17            0           0          17
  Net (loss)................      0       0           0      0           0         (160)          0        (160)
                                ---     ---     -------    ---        ----       ------       -----      ------
BALANCE, December 31,
  1993......................    500       1     296,868      0          17        2,303        (198)      2,123
  Translation adjustment....      0       0           0      0           1            0           0           1
  Net income................      0       0           0      0           0          128           0         128
                                ---     ---     -------    ---        ----       ------       -----      ------
BALANCE, December 31,
  1994......................    500       1     296,868      0          18        2,431        (198)      2,252
  (Increase) in due from
    shareholder.............      0       0           0      0           0            0         (97)        (97)
  Translation adjustment....      0       0           0      0         (16)           0           0         (16)
  Net income................      0       0           0      0           0        1,438           0       1,438
                                ---     ---     -------    ---        ----       ------       -----      ------
BALANCE, December 31,
  1995......................    500       1     296,868      0           2        3,869        (295)      3,577
  (Increase) in due from
    shareholder.............      0       0           0      0           0            0        (155)       (155)
  Accretion of put
    warrants................      0       0           0      0           0          (44)          0         (44)
  Translation adjustment....      0       0           0      0          24            0           0          24
  Net income................      0       0           0      0           0        1,863           0       1,863
                                ---     ---     -------    ---        ----       ------       -----      ------
BALANCE, September 30, 1996
  (unaudited)...............    500      $1     296,868     $0        $ 26       $5,688       $(450)     $5,265
                                ===     ===     =======    ===        ====       ======       =====      ======

   The accompanying notes are an integral part of these combined statements.

                                  AHL SERVICES

                       COMBINED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                                                                                         NINE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                                                          ---------------------------   -------------------
                                                           1993      1994      1995      1995        1996
                                                          -------   -------   -------   -------     -------
                                                                                            (UNAUDITED)
                                                                           (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................  $  (160)  $   128   $ 1,438   $   926     $ 1,863
                                                          -------   -------   -------   -------     -------
  Adjustments to reconcile net income (loss) to net cash
    (used in) provided by operating activities:
    Depreciation and amortization.......................    1,065     2,060     3,897     2,832       3,058
    Loss (gain) on sales of subsidiary..................        6         0      (823)        0        (245)
    Loss on sales of assets.............................        8         6         0         0           0
    Amortization of debt discount.......................        0         0         0         0          62
    Minority interest in net income.....................       18       (32)      (26)        0           0
    Changes in assets and liabilities:
      Accounts receivable, net..........................   (3,751)   (2,630)  (12,511)   (7,549)     (8,196)
      Due from related parties..........................       32       (40)      305       193          (3)
      Uniforms in service, net..........................     (404)   (1,006)   (1,912)   (1,432)     (1,399)
      Prepaid expenses and other........................   (2,040)   (3,738)    1,343      (673)      2,662
      Accounts payable..................................    1,299     1,685      (343)   (1,954)        791
      Accrued payroll and other liabilities.............    1,541     3,114     2,844     5,286       1,779
      Self-insurance reserves...........................        0       773     1,427     1,171       1,125
      Income taxes payable..............................     (211)      118     1,769    (1,320)     (1,746)
      Deferred income taxes.............................      805      (306)     (949)       (2)       (418)
                                                          -------   -------   -------   -------     -------
        Total adjustments...............................   (1,632)        4    (4,979)   (3,448)     (2,530)
                                                          -------   -------   -------   -------     -------
        Net cash (used in) provided by operating
           activities...................................   (1,792)      132    (3,541)   (2,522)       (667)
                                                          -------   -------   -------   -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net..............   (3,025)   (1,254)   (2,571)     (911)     (1,101)
  Proceeds from sale of subsidiary......................       20         0       975         0         245
  Purchase of Intersec..................................        0         0         0         0      (2,500)
  Purchase of Express Baggage...........................     (419)        0         0         0           0
  Other activities, net.................................      (83)       77         0         0           0
                                                          -------   -------   -------   -------     -------
        Net cash (used in) investing activities.........   (3,507)   (1,177)   (1,596)     (911)     (3,356)
                                                          -------   -------   -------   -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt...........................     (625)   (1,550)     (909)     (342)     (1,291)
  Borrowings (repayments) under line of credit..........    4,213     2,965    (7,679)    3,908       2,264
  Proceeds from refinancing of debt.....................        0         0    13,965         0           0
  Proceeds from issuance of long-term debt..............    2,858         0         0         0       3,884
  (Increase) decrease in due from shareholder...........     (177)        0       (97)      198        (155)
  Repayment of note payable to shareholder..............        0      (200)        0         0           0
  Payment of debt issuance costs........................        0      (149)     (166)        0        (183)
                                                          -------   -------   -------   -------     -------
        Net cash provided by financing activities.......    6,269     1,066     5,114     3,764       4,519
                                                          -------   -------   -------   -------     -------
EFFECT OF EXCHANGE RATES ON CASH........................        0        53       (18)      (28)         20
                                                          -------   -------   -------   -------     -------
NET CHANGE IN CASH......................................      970        74       (41)      303         516
CASH AT BEGINNING OF PERIOD.............................      166     1,136     1,210     1,210       1,169
                                                          -------   -------   -------   -------     -------
CASH AT END OF PERIOD...................................  $ 1,136   $ 1,210   $ 1,169   $ 1,513     $ 1,685
                                                          =======   =======   =======   =======     =======
CASH PAID DURING THE PERIOD FOR:
  Interest..............................................  $   556   $   827   $ 1,381   $   713     $   915
                                                          =======   =======   =======   =======     =======
  Income taxes..........................................  $   217   $   791   $   562   $   553     $ 1,737
                                                          =======   =======   =======   =======     =======
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Equipment purchases under capital lease obligations...  $    65   $   413   $   530   $   292     $   250
                                                          =======   =======   =======   =======     =======
  Redeemable warrant issued in connection with Sirrom
    Notes...............................................  $     0   $     0   $     0   $     0     $   618
                                                          =======   =======   =======   =======     =======
  Accretion of redeemable warrant.......................  $     0   $     0   $     0   $     0     $    44
                                                          =======   =======   =======   =======     =======
  Notes issued for Intersec acquisition.................  $     0   $     0   $     0   $     0     $ 1,155
                                                          =======   =======   =======   =======     =======

   The accompanying notes are an integral part of these combined statements.

                                  AHL SERVICES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
         DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED)

1. DESCRIPTION OF THE BUSINESS

     The accompanying AHL Services financial statements represent the combination of the consolidated financial statements of Argenbright Holdings Limited ("Argenbright") and The ADI Group Limited and its predecessor entities ("ADI") (Note 4) (collectively, "AHL" or the "Company"). The Company provides pre-departure screening, passenger profiling, commercial security, shuttle bus, cargo handling and other services primarily throughout the United States, the United Kingdom, France and Germany to various customers, including airlines, governmental entities, corporations and other enterprises. Frank A. Argenbright, Jr. (the "sole shareholder") beneficially owns all of the outstanding shares of Common Stock of both Argenbright and ADI.

     In the first quarter of 1997, the Company is planning an initial public offering (the "Offering") of its Common Stock. In connection with the planned Offering, Mr. Argenbright will contribute all of the outstanding shares of Common Stock of Argenbright and ADI to AHL (the "Recapitalization"). Effective with the anticipated Recapitalization on February 1, 1997, the capital structure of AHL will consist of 50,000,000 shares authorized, 8,353,430 shares issued and outstanding of $.01 par value Common Stock and 5,000,000 shares authorized, 0 shares issued and outstanding of no par value preferred stock. Pro forma shares outstanding and all other reference to pro forma shares of Common Stock give effect to the revised capital structure.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of Argenbright and its wholly-owned subsidiaries and ADI and its wholly-owned subsidiaries. All significant intercompany accounts have been eliminated.

FISCAL YEAR-END

     Argenbright maintains its books using a 52-/53-week fiscal year ending on the last Friday in December. Fiscal year 1993 contains 53 weeks, and fiscal years 1994 and 1995 contain 52 weeks. ADI's fiscal year-end is December 31. For purposes of the combined financial statements, the year-end is stated as of December 31. For purposes of interim data, Argenbright uses 13 weeks in each of its quarters, while ADI uses three-month periods. Therefore, the end of Argenbright's third quarter was September 27, 1996, and ADI's was September 30, 1996. The impact of the use of different year-end and quarter-end dates is immaterial.

PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include highly liquid investments with original purchase maturities of three months or less.

                                  AHL SERVICES

RESTRICTED CASH

     During 1994 and 1995, the Company was required to maintain an insurance collateral account. The cash, which was held in an interest-bearing trust account, was restricted to offset any potential claims. In January 1996, the account was closed, and the cash was returned to the Company and applied against the outstanding line of credit. The collateral account was satisfied with letters of credit.

UNIFORMS IN SERVICE

     Uniforms in service are recorded at cost and are amortized over their estimated useful life of 18 months.

START-UP COSTS

     One-time, nonrecurring and incremental out-of-pocket expenditures directly related to and incurred during the start-up phase of new major contracts, typically 3 to 6 months, are deferred and amortized on a straight-line basis over a period not to exceed 12 months. Amortization begins upon the conclusion of the start-up period. Capitalized start-up costs were $0, $0 and $112,000 at December 31, 1994, December 31, 1995 and September 30, 1996, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over estimated useful lives of 2 to 10 years for office furniture and equipment and transportation equipment and 25 years for buildings. Leasehold improvements are amortized over the lesser of their useful lives or the lives of the related leases.

     At December 31, 1994 and 1995, property and equipment was comprised of the following items:

                                                                        1994       1995
                                                                       ------     ------
                                                                        (IN THOUSANDS)
    Buildings and leasehold improvements.............................  $1,286     $1,345
    Office furniture and equipment...................................   4,005      5,313
    Transportation equipment.........................................   4,176      5,470
                                                                       ------     ------
                                                                        9,467     12,128
    Less accumulated depreciation and amortization...................   4,947      6,846
                                                                       ------     ------
                                                                       $4,520     $5,282
                                                                       ======     ======

OTHER INTANGIBLES

     Goodwill and other intangibles are amortized using the straight-line method over periods ranging up to 40 years. Amortization expense for goodwill and other intangibles was $37,000, $184,000, $153,000 and $220,000 for the years ended December 31, 1993, 1994, and 1995 and the nine months ended September 30, 1996, respectively.

ACCOUNTS PAYABLE

     Accounts payable include book overdrafts created by outstanding checks. At December 31, 1994 and 1995, the book overdrafts totaled $1,984,000 and $1,564,000, respectively.

                                  AHL SERVICES

REVENUE RECOGNITION

     The Company recognizes revenues as services are performed. At December 31, 1994 and 1995, the Company recorded $6,285,000 and $7,843,000, respectively, of unbilled revenues, which is included in accounts receivable.

INTERIM FINANCIAL INFORMATION

     The accompanying combined financial statements as of September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 are unaudited. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the nine-month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the full year.

PRO FORMA NET INCOME PER SHARE (UNAUDITED)

     Pro forma net income per share is computed using the weighted average number of shares of Common Stock and dilutive common stock equivalent shares ("CSEs") from stock options (including options discussed in Note 11) and warrants (using the treasury stock method). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, Common Stock and CSEs issued at prices below the expected public offering price during the 12-month period prior to the Company's planned Offering have been included in the calculation as if they were outstanding for all periods prior to the Offering, regardless of whether they are dilutive (using the treasury stock method). Net income is not reduced by the $44,000 provision for accretion of redeemable warrants redemption value because the calculation assumes that the related Common Stock was outstanding in lieu of the Redeemable Warrant (Notes 6 and 9).

LONG-LIVED ASSETS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company's adoption of SFAS No. 121 in the first quarter of 1996 did not have a material impact on the Company's financial statements.

FOREIGN CURRENCY TRANSLATION

     All asset and liability accounts of foreign subsidiaries are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Shareholder's equity is translated at historical rates. All income statement accounts of foreign subsidiaries are translated at average exchange rates during the year. Resulting translation adjustments arising from these translations are charged or credited directly to shareholder's equity. Gains or losses on foreign currency transactions are included in income as incurred.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book values of cash, trade accounts receivable and trade accounts payable approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on current rates offered to the Company for debt of similar terms and maturities. Under this method, the Company's fair value of long-term debt was not significantly different than the stated value at December 31, 1994 and 1995.

                                  AHL SERVICES

SIGNIFICANT CUSTOMER CONCENTRATION

     During the years ended December 31, 1993, 1994, and 1995, the following clients individually accounted for more than 10% of the Company's revenues:

                                                                         DECEMBER 31,
                                                                    ----------------------
                                                                    1993     1994     1995
                                                                    ----     ----     ----
                                                                      (PERCENT OF TOTAL
                                                                          REVENUES)
    Customer A....................................................  33.6%    29.1%    23.6%
    Customer B....................................................      *    16.6     15.7
    Customer C....................................................      *        *    10.5

---------------

* Accounted for less than 10% of total revenues for the period indicated.

     In addition, a substantial portion of the Company's revenues is from the above clients in the aviation industry. As of December 31, 1994 and 1995, approximately 26.9% and 40.4%, respectively, of the Company's accounts receivable were from three clients. The Company's policy does not require significant collateral or other security to support such receivables.

3. SALE OF SUBSIDIARY

     In October 1995, the Company sold substantially all of the assets of Intergram, Inc., Argenbright's wholly-owned subsidiary which provided drug testing, for $1,300,000, of which $975,000 was received in cash and the remaining $325,000 was in the form of a note receivable. During fiscal 1995, the cash portion of the sale resulted in a gain of $823,000, which is reflected in the accompanying statements of operations as other income, net in 1995. The balance of the gain reflected by the note receivable of $325,000 is being recognized as proceeds are received. The note was due in four equal quarterly installments of $81,250 commencing February 1996. For the nine months ended September 30, 1996, payments of $245,000 were received on the note, which has been recorded as other income, net in the accompanying statements of operations.

4. ACQUISITIONS

     In March 1992, the Company began its European operations through a predecessor entity to ADI by acquiring a contract to perform aviation security services for British Airways plc at Heathrow and Gatwick airports. From March 1992 until July 1993, the European operations operated as branches of United States S-corporations. In July 1993, the S-corporations were merged into ADI through a tax free exchange. The accompanying statements of operations contain the results of ADI and its predecessor entities since the commencement of operations in March 1992.

     In August 1993, ADI acquired the assets of Express Baggage Reclaim Services Limited ("Express Baggage") for $419,000. The transaction was accounted for as a purchase. Intangibles of $419,000 were recognized in connection with the purchase that are being amortized over 5 years. The accompanying statements of operations contain the results of Express Baggage since August 1993.

     In July 1996, the Company acquired Intersec, Inc. ("Intersec") for $2,500,000 in cash and $1,155,000 in the form of notes payable. The transaction was accounted for as a purchase. Intangibles of approximately $3,605,000 were recognized in connection with the purchase, of which $325,000 was allocated to identifiable intangibles that are being amortized over 5 to 10 years and $3,280,000 was allocated to goodwill that is being amortized over 40 years. The combined financial statements include the operating results of Intersec from the date of acquisition.

                                  AHL SERVICES

5. INCOME TAXES

     The income tax provision (benefit) consists of the following as of December 31, 1993, 1994 and 1995:

                                                                   1993    1994    1995
                                                                   -----   ----   ------
                                                                      (IN THOUSANDS)
    Current:
      Federal....................................................  $  85   $265   $  861
      State......................................................     29    165      153
      Foreign....................................................   (208)   181      852
                                                                   -----   ----   ------
                                                                     (94)   611    1,866
                                                                   -----   ----   ------
    Deferred:
      United States..............................................     85    (50)    (630)
      Foreign....................................................    709     66     (319)
                                                                   -----   ----   ------
                                                                     794     16     (949)
                                                                   -----   ----   ------
              Total..............................................  $ 700   $627   $  917
                                                                   =====   ====   ======

     The reconciliation of the federal statutory rate to the Company's effective tax provision is as follows:

                                                                   1993      1994     1995
                                                                   -----     ----     ----
    Statutory federal tax rate...................................   34.0%    34.0%    34.0%
    State income taxes, net of federal benefit...................    5.4      8.6      2.5
    Effect of foreign losses and foreign taxes greater than U.S.
      statutory federal rate.....................................   89.3     22.8      0.0
    Other........................................................    0.9     17.6      2.4
                                                                   -----     ----     ----
              Total..............................................  129.6%    83.0%    38.9%
                                                                   =====     ====     ====

     Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. The tax effect of significant temporary differences representing deferred tax assets and liabilities is as follows as of December 31, 1994 and 1995:

                                                                     1994          1995
                                                                    -------       ------
                                                                       (IN THOUSANDS)
    Deferred tax assets:
      Allowance for doubtful accounts.............................  $    70       $   80
      Targeted jobs tax credit....................................      132          141
      Self-insurance reserves.....................................      313          880
                                                                    -------       ------
                                                                        515        1,101
                                                                    -------       ------
    Deferred tax liabilities:
      Tax depreciation in excess of book..........................     (136)         (85)
      Prepaid expenses currently deductible.......................     (413)        (429)
      Other.......................................................     (490)        (165)
                                                                    -------       ------
                                                                     (1,039)        (679)
                                                                    -------       ------
              Net deferred tax asset (liability)..................  $  (524)      $  422
                                                                    =======       ======

                                  AHL SERVICES

6. LONG-TERM DEBT

     At December 31, 1994 and 1995 and September 30, 1996, long-term debt consisted of the following:

                                                              DECEMBER 31,
                                                           ------------------     SEPTEMBER 30,
                                                            1994       1995           1996
                                                           ------     -------     -------------
                                                                                   (UNAUDITED)
                                                                      (IN THOUSANDS)
Revolving lines of credit, interest at prime (8.5% at
  December 31, 1995) with a LIBOR option at LIBOR plus
  2.5% (8.19% at December 31, 1995), due in full in
  December 1998..........................................  $8,995     $12,166        $14,449
Term note, interest at prime plus .75% (9.25% at December
  31, 1995) with a LIBOR option at LIBOR plus 3.0% (8.69%
  at December 31, 1995), payable in 36 equal monthly
  installments through December 1998.....................       0       1,500             667
Subordinated notes payable to Sirrom Capital Corporation
  ("Sirrom" or "Sirrom Notes"), interest at 13.5%,
  principal of $3,500,000 due July 9, 2001, secured by a
  second security interest in substantially all of the
  assets of Argenbright..................................       0           0           3,012
Subordinated notes payable to former owners of Intersec,
  interest at 9%, payable in varying installments through
  April 1998.............................................       0           0           1,155
Transportation and other equipment notes payable,
  interest ranging from 7% to 15%, payable monthly
  through 2001, secured by related equipment.............     591       1,357           1,500
Other....................................................     114          25              29
                                                           ------     -------         -------
                                                            9,700      15,048          20,812
Less current portion.....................................   8,913       1,089           1,527
                                                           ------     -------         -------
                                                           $  787     $13,959     $    19,285
                                                           ======     =======         =======

     Future aggregate annual maturities of long-term debt are as follows as of December 31, 1995:

                                                                           (IN THOUSANDS)
    1996.................................................................     $  1,089
    1997.................................................................          928
    1998.................................................................       12,795
    1999.................................................................           56
    2000 and thereafter..................................................          180
                                                                               -------
                                                                              $ 15,048
                                                                               =======

     On December 22, 1995, the Company refinanced its revolving line of credit ("revolver"), raising the availability to $25,000,000, of which $20,000,000 is denominated in U.S. dollars and $5,000,000 is denominated in either U.S. dollars or pounds sterling, at the Company's option. At December 31, 1995, $12,166,000 was outstanding and $12,834,000 was available under the revolver. In January 1996, $3,320,000 of the availability was utilized via the issuance of letters of credit in connection with the Company's insurance program. Concurrent with the issuance of the letters of credit, restricted cash of $2,287,000 was returned to the Company and applied against the revolver.

                                  AHL SERVICES

Borrowings are based on a percentage of accounts receivable. Any unpaid balance on the revolver is due upon expiration of the agreement in December 1998. The revolver is secured by substantially all of the Company's assets. In addition, the revolver is subject to certain restrictive covenants, including maintaining minimum tangible net worth and a specified debt-to-net worth ratio, and is personally guaranteed by the Company's chairman and sole shareholder. In connection with the refinancing, the Company entered into a term note agreement with financial covenants and other restrictions similar to the revolver.

     The Sirrom Notes were issued in July 1996 for $3,500,000. As discussed in
Note 8, a warrant ("Redeemable Warrant") to purchase 3.5% of Argenbright's common shares at $.01 per share was issued with the notes (before adjustment associated with the anticipated February 1, 1997 Recapitalization). The value of this warrant was determined to be $618,000 based on the relative fair value of the warrant to the notes. A corresponding amount of the proceeds that has been allocated to the warrant has been accounted for as a debt discount and is being amortized over the expected life of the related notes using the effective interest method. At September 30, 1996, the unamortized debt discount amounted to $488,000.

     Under the terms of a contract with a major airline customer, the customer will buy all buses used by the Company to serve the customer if the customer terminates the contract prior to the expiration date, which has been extended through 1997. The purchase price paid by the customer for each bus would be equal to the remaining balance owed by the Company on debt secured by the bus or $500, whichever is greater. The related debt balance at December 31, 1994 and 1995 totaled $382,000 and $239,000, respectively, and is included in transportation equipment notes payable.

     See Note 7 regarding the Company's guarantee of outstanding debt of the Company's chairman and sole shareholder.

7. RELATED-PARTY TRANSACTIONS

     The note payable to shareholder at December 31, 1994 and 1995 consists of a $650,000 subordinated note payable to the Company's chairman and sole shareholder, due in full on March 23, 1999, including interest at 12%. The Company incurred interest expense of $78,000 in 1994 and 1995 related to the aforementioned note.

     In addition to the note payable discussed above, the Company has other transactions with the Company's chairman and sole shareholder and other companies related by common ownership, including Argenbright Investments, Inc., Argenbright Leasing, Inc., and Gold's Gym. Significant related-party transactions during 1993, 1994 and 1995 are as follows:

     - Unsecured, noninterest-bearing advances were made to the Company's chairman and sole shareholder totaling $198,000 and $295,000 at December 31, 1994 and 1995, respectively, which are included in due from shareholder, a component of shareholder's equity, in the accompanying balance sheets.

     - Unsecured, noninterest-bearing advances were made to an affiliate totaling $0 and $105,000 at December 31, 1994 and 1995 and are included in due from related parties in the accompanying balance sheets.

                                  AHL SERVICES

     - Certain real estate is leased from the Company's chairman and sole shareholder under informal agreements. Actual rental expense related to these agreements was $424,000, $461,000 and $435,000 for the years ended December 31, 1993, 1994, and 1995, respectively. The outstanding mortgage payable on the real estate was $2,867,000 and $2,535,000 as of December 31, 1995 and September 30, 1996, respectively, and is collateralized by the real estate and guaranteed by Argenbright.

     - The Company has an unsecured promissory note from Argenbright Investments, Inc. with a balance of $33,000 and $8,000 as of December 31, 1994 and 1995, respectively, bearing interest at a rate of 10.5% per annum. The note is due in equal monthly installments through April 1, 1996.

     - The Company's chairman and sole shareholder has personally guaranteed the revolver, the term note and the Sirrom Notes, as described in Note 6.

8. REDEEMABLE WARRANT

     In connection with issuance of the Sirrom Notes (Note 6), the Company issued a Redeemable Warrant to purchase 3.5% of Argenbright's common shares (146,185 pro forma shares of AHL at September 30, 1996, as adjusted for the anticipated Recapitalization), at an exercise price of $.01 per share. In the event that the notes remain outstanding on December 31, 1997, Sirrom receives an additional warrant to purchase 1% of Argenbright's shares. Beginning July 30, 1998, warrants to purchase additional shares accrue at 1% per year until prepayment or maturity of the notes. The Company has the right to repurchase the warrant through December 31, 1997 for a purchase price of $750,000.

     Sirrom also has the option to require the Company to redeem the warrant beginning in 2001 for fair value, as defined. The excess of the redemption value over the carrying value is being accrued by periodic charges to retained earnings over the redemption period. This accretion amounted to $44,000 for the nine months ended September 30, 1996.

9. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases office space, transportation equipment and office equipment from unrelated parties under lease agreements expiring through December 1999. Rental expense under these operating leases was $1,510,000, $3,071,000 and $4,390,000 in 1993, 1994 and 1995, respectively.

     Future minimum lease payments for noncancelable leases, including leases with the Company's chairman and sole shareholder discussed in Note 7, were as follows at December 31, 1995:

                                YEAR ENDING:                               (IN THOUSANDS)
      1996...............................................................      $4,070
      1997...............................................................       2,774
      1998...............................................................       1,294
      1999...............................................................         837
      2000...............................................................         555

PERFORMANCE BONDS

     At December 31, 1995, the Company has outstanding performance bonds of $2,225,000.

                                  AHL SERVICES

INSURANCE

     In 1994, Argenbright began participating in partially self-insured, large-deductible workers' compensation, auto and health insurance plans. Argenbright's exposure is limited per occurrence ($250,000 for workers' compensation and auto liability) and in the aggregate. Reserves are estimated for both reported and unreported claims. Revisions to estimated reserves are recorded in the periods in which they become known. Estimated self-insurance reserves as of December 31, 1994 and 1995 totaling $773,000 and $2,200,000, respectively, represent management's best estimate. While there can be no assurance that actual future claims will not exceed the amount of the Company's reserves, in the opinion of the Company's management, any future adjustments to estimated reserves included in the accompanying balance sheets will not have a material impact on the financial statements.

     The Company is exposed to liability for the acts or negligence of its employees while on assignment that cause personal injury or damages, as well as claims of misuse of client proprietary information or theft of client property. As a provider of security services, the Company faces potential liability claims in the event of any terrorist attempt or other criminal activity which occurs on any airline or premises subject to the Company's security services. The Company has policies, guidelines and insurance to reduce its exposure to these risks.

DEFERRED COMPENSATION

     In September 1996, Argenbright entered into a non-qualified deferred compensation arrangement with certain eligible employees by which they could elect to defer a specified portion of their compensation. The participant may choose among several investment options, but returns are not guaranteed. As of September 30, 1996, the Company has no obligation under the plan.

BENEFIT PLAN

     In April 1996, Argenbright began a 401(k) plan covering salaried employees, excluding highly compensated employees, who were employed as of such date. Employees who were not employed as of April 1, 1996 must complete one year of service to become eligible. Participants may contribute up to 15% of their compensation to the plan. The Company has the discretion to match these contributions. As of September 30, 1996, no company contributions have been made to the plan.

LITIGATION

     The Company is involved in various routine litigation arising in the ordinary course of business. After consultation with its legal counsel, management is of the opinion that the resolution of these matters will not have a material effect on the combined results of operations or financial condition of the Company.

                                  AHL SERVICES

10. OPERATIONS BY GEOGRAPHICAL AREA

     The following table presents information regarding the Company's different geographical regions based on the historical operations of the Company as of December 31, 1993, 1994 and 1995:

                                                            1993       1994       1995
                                                          --------   --------   --------
                                                                  (IN THOUSANDS)
    Revenue:
      United States.....................................  $ 66,744   $ 81,256   $107,388
      Europe............................................    37,399     41,978     61,213
                                                           -------   --------   --------
                                                          $104,143   $123,234   $168,601
                                                           =======   ========   ========
    Operating income:
      United States.....................................  $    778   $  1,316   $  1,208
      Europe............................................       266        317      1,636
                                                           -------   --------   --------
                                                          $  1,044   $  1,633   $  2,844
                                                           =======   ========   ========
    Capital expenditures:
      United States.....................................  $    876   $    683   $  1,143
      Europe............................................     2,149        571      1,428
                                                           -------   --------   --------
                                                          $  3,025   $  1,254   $  2,571
                                                           =======   ========   ========
    Identifiable assets:
      United States.....................................  $ 14,111   $ 18,232   $ 27,681
      Europe............................................     6,925     10,862     13,006
                                                           -------   --------   --------
                                                          $ 21,036   $ 29,094   $ 40,687
                                                           =======   ========   ========

11. SUBSEQUENT EVENTS (UNAUDITED)

INITIAL PUBLIC OFFERING

     In the first quarter of 1997, the Company is planning an initial public offering of its Common Stock. The Company plans to issue 2,250,000 shares at an estimated initial public offering price of $12.50 to $14.50 per share. There can be, however, no assurance that the Offering will be completed at a per share price within the estimated range, or at all.

STOCK OPTIONS

     In October 1996, the Company issued nonqualified stock options to purchase 107,500 common shares at $4.64 per share. The options became exercisable on December 31, 1996.

     In December 1996, the Company issued nonqualified stock options to purchase 591,250 common shares at $11.76 per share. The options become exercisable in varying percentages over four years.

     Prior to the planned Offering, the Company will adopt a stock incentive plan (the "Plan"), under which the Company may grant 376,250 incentive or nonqualified common stock options to directors and full-time employees. Options will be granted at an exercise price which is not less than fair market value as estimated by the Board of Directors and will become exercisable as determined by the Board of Directors, generally 4 to 5 years. Options granted under the Plan will expire 10 years from the date of grant.

                                  AHL SERVICES

EMPLOYMENT AGREEMENTS

     In December 1996, the Company entered into employment agreements with three officers which expire through December 1, 2001. If any agreement is terminated by the Company prior to the expiration date, except for cause or upon the employee's death or disability, the Company must continue to pay the employee's base salary and bonus for up to one year. The agreements provide for annual-base salaries of up to $300,000.

CONTRIBUTION OF REAL ESTATE

     Effective February 1, 1997, the Company's chairman and sole shareholder plans to contribute certain real estate and other properties, with a net carrying value of $1,666,000 as of September 30, 1996, and the related mortgage notes payable, with an outstanding balance of $2,535,000 as of September 30, 1996, to the Company. Simultaneously, the Company's chairman and sole shareholder will contribute the note payable to shareholder, which had a balance of $650,000 as of September 30, 1996. The net result of these transactions will be a reduction of shareholders' equity of approximately $219,000.

EMPLOYEE STOCK PURCHASE PLAN

     Subsequent to the planned Offering, the Company intends to adopt an employee stock purchase plan.

                                 APPENDIX II

CAPTIONS FOR PICTURES ON INSIDE BACK COVER

PICTURE A:

         "AHL'S CENTRAL CONTROL ROOM EMPLOYEES MONITOR PASSENGER ACTIVITY AT
          LONDON'S HEATHROW AIRPORT."

PICTURE B:

         "AN AHL EMPLOYEE UTILIZES THE LATEST TECHNOLOGY TO SCREEN BAGS AT WASHINGTON DULLES AIRPORT."

PICTURE C:

         "AHL OPERATES SHUTTLE BUS SERVICES FOR STUDENTS AT UNIVERSITY CAMPUSES AS WELL AS FOR CORPORATIONS SUCH AS THE COCA-COLA COMPANY."

PICTURE D:

         "AHL PROVIDES CARGO SERVICES IN BOTH THE UNITED STATES AND EUROPE."

PICTURE E:

         "WHEELCHAIR AND SKY CAP SERVICES ARE AMONG MULTIPLE PASSENGER SERVICE FUNCTIONS PERFORMED BY AHL FOR UNITED AIRLINES AND OTHER MAJOR AIRLINE CUSTOMERS."

PICTURE F:

         "AHL OPERATES A SHUTTLE BUS SYSTEM WHICH TRANSPORTS DELTA'S EMPLOYEES FROM THEIR CARS TO THEIR STATIONS WITHIN THE AIRPORT COMPLEX."

             ------------------------------------------------------
             ------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary....................      3
Risk Factors..........................      6
Use of Proceeds.......................     12
Dividend Policy.......................     12
Dilution..............................     13
Capitalization........................     14
Selected Combined Financial and
  Operating Data......................     15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     16
Business..............................     24
Management............................     37
Certain Transactions..................     42
Principal and Selling Shareholders....     43
Description of Capital Stock..........     43
Shares Eligible for Future Sale.......     45
Underwriting..........................     46
Legal Matters.........................     47
Experts...............................     47
Additional Information................     47
Index to Combined Financial
  Statements..........................    F-1

                               ------------------
  UNTIL           , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK
OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                2,250,000 SHARES
                               AHL SERVICES, INC.
                                  COMMON STOCK

                                      LOGO

                            -----------------------
                                   PROSPECTUS
                            -----------------------

                               ALEX. BROWN & SONS
                                  INCORPORATED

                             THE ROBINSON-HUMPHREY
                                 COMPANY, INC.
                                            , 1997

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and NASD filing fee, all amounts are estimates.

SEC registration fee.............................................................  $ 11,370
                                                                                   ----------
NASD filing fee..................................................................     4,252
                                                                                   ----------
Nasdaq National Market Listing Fee...............................................     *
                                                                                   ----------
Accounting fees and expenses.....................................................     *
                                                                                   ----------
Legal fees and expenses..........................................................     *
                                                                                   ----------
Blue Sky fees and expenses (including counsel fees)..............................     *
                                                                                   ----------
Printing and Engraving expenses..................................................     *
                                                                                   ----------
Transfer Agent and Registrar fees and expenses...................................     *
                                                                                   ----------
Miscellaneous Expenses...........................................................     *
                                                                                   ----------
          Total..................................................................  $600,000
                                                                                   ==========

---------------

* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the Federal securities laws). The Company's Amended and Restated Articles of Incorporation (the "Restated Articles") exonerate the Company's directors from monetary liability to the extent permitted by this statutory provision.

     The Company's Restated Articles and Amended and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code. In addition, the Restated Bylaws provide that the Company will advance to its directors or officers reasonable expenses of any such proceeding.

     Notwithstanding any provision of the Company's Restated Articles and Restated Bylaws to the contrary, the Georgia Business Corporation Code provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; (4) for any transaction from which the director or officer received an improper personal benefit.

     Section 8 of the Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.

     The Company has purchased insurance with respect to, among other things, any liabilities that may accrue under the statutory provisions referred to above.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On January 10, 1997, the Company issued 1,000 shares of common stock to Mr. Argenbright in connection with the Company's formation. This issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "Securities Act").

     On February 1, 1997, the Company issued 8,352,430 shares of common stock to Mr. Argenbright and his affiliates in exchange for all of the outstanding shares of Argenbright and ADI. This issuance was exempt from registration pursuant to
Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

EXHIBIT
NUMBER                                   NUMBER DESCRIPTION
------       --------------------------------------------------------------------------
  1.1*  --   Form of Underwriting Agreement
  3.1*  --   Amended and Restated Articles of Incorporation of the Company
  3.2*  --   Amended and Restated Bylaws of the Company
  4.1*  --   Specimen Common Stock Certificate
  4.2*  --   1997 Stock Incentive Plan
  5.1*  --   Opinion of King and Spalding as to the legality of the Common Stock being registered
 10.1*  --   Restated Employment Agreement between the Company and Edwin R. Mellett dated as of December 1, 1996
 10.2*  --   Restated Employment Agreement between the Company and Thomas J. Marano dated as of December 1, 1996
 10.3*  --   Restated Employment Agreement between the Company and David L. Gamsey dated as of December 1, 1996
 10.4*  --   Director's Service Agreement between The ADI Group Limited and Alan Trevor
             Warburton dated as of January 1, 1993
 11.1   --   Computation of Pro Forma Earnings Per Share
 23.1*  --   Consent of King and Spalding (contained in Exhibit 5.1)
 23.2   --   Consent of Arthur Andersen LLP

EXHIBIT
NUMBER                                   NUMBER DESCRIPTION
------       --------------------------------------------------------------------------
 24.1   --   Powers of Attorney (contained on signature page)
 27.1   --   Financial data schedule (for SEC filing purposes only)
 99.1   --   Consent of Robert McCullough to be named as a Director
 99.2   --   Consent of Hamish Leslie Melville to be named as a Director

---------------

* To be filed by amendment

     (b) Financial Statement Schedules.

     Not Applicable

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 24, 1997.

                                          AHL SERVICES, INC.

                                          By:      FRANK A. ARGENBRIGHT, JR.
                                            ------------------------------------
                                                 Frank A. Argenbright, Jr.
                                              Chairman and Co-Chief Executive
                                                           Officer

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Frank A. Argenbright, Jr., Edwin R. Mellett and David L. Gamsey, and each of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and to sign and file any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                  SIGNATURE                                TITLE                    DATE
---------------------------------------------  -----------------------------  -----------------

          FRANK A. ARGENBRIGHT, JR.            Chairman and Co-Chief          January 24, 1997
---------------------------------------------    Executive Officer
          Frank A. Argenbright, Jr.              (Principal Executive
                                                 Officer)

              EDWIN R. MELLETT                 Vice Chairman and Co-Chief     January 24, 1997
---------------------------------------------    Executive Officer
              Edwin R. Mellett

               DAVID L. GAMSEY                 Chief Financial Officer        January 24, 1997
---------------------------------------------    (Principal Financial and
               David L. Gamsey                   Principal Accounting
                                                 Officer)